UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INSIGHT ENTERPRISES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Statement – Subject to Completion, Dated March 27, 2015

INSIGHT ENTERPRISES, INC.

6820 South Harl Avenue

Tempe, Arizona 85283

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

May 19, 2015

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Insight Enterprises, Inc. 2015 annual meeting of stockholders on Tuesday, May 19, 2015, at 9:00 a.m. Mountain Standard Time (5:00 p.m. British Summer Time), at our offices in Uxbridge, England located at The Atrium, 1 Harefield Road, Uxbridge UB8 1PH in the United Kingdom. Stockholders are also welcome to attend the annual meeting of stockholders in person at our client support center located at 910 West Carver Road, Suite 110, Tempe, Arizona 85284, where there will be a simultaneous webcast from the meeting in Uxbridge. The meeting is being held for the following purposes:

(1)	To approve an amendment to our amended and restated certificate of incorporation to declassify our Board of Directors;

(2)	To elect three Class III directors to serve until the 2018 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(3)	To hold an advisory vote to approve named executive officer compensation;

(4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(5)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

These items are more fully described in the enclosed proxy statement.

Each outstanding share of our common stock entitles the holder of record at the close of business on March 27, 2015 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report on Form 10-K is enclosed.

By Order of the Board of Directors,

Tempe, Arizona	Steven R. Andrews
April [7], 2015	General Counsel and Secretary

YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.

INSIGHT ENTERPRISES, INC.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

INSIGHT ENTERPRISES, INC.

6820 South Harl Avenue

Tempe, Arizona 85283

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

May 19, 2015

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about April [7], 2015.

PROXY SUMMARY

Who can vote?	You are entitled to vote your common stock if our records show that you held your shares as of March 27, 2015, the record date for our meeting. At the close of business on that date, [ ] shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by telephone, via the Internet or by mail. To vote by mail you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m. (Central Standard Time) on May 18, 2015. The enclosed proxy card contains instructions for telephone and Internet voting. You may also come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?

You may revoke your proxy instructions by any of the following procedures:

1.      Send us another signed proxy with a later date;

2.      Vote or re-vote by telephone or over the Internet at a later date;

3.      Send a letter to our Corporate Secretary, at 6820 South Harl Avenue, Tempe, Arizona 85283, revoking your proxy before your common stock has been voted by proxies at the meeting; or

4.      Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions in the proxies. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as follows:

•    Proposal No. 1 – “FOR” the amendment to our amended and restated certificate of incorporation to declassify our Board of Directors

•    Proposal No. 2 – “FOR” the election of all Class III director nominees named in this proxy statement

•    Proposal No. 3 – “FOR” the advisory vote to approve named executive officer compensation

•    Proposal No. 4 – “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. Broker non-votes are not considered to be shares entitled to vote on proposals where the broker does not have discretionary authority.

An “abstention” is generally viewed as the voluntary act of not voting by a stockholder who is present at the meeting and otherwise entitled to vote. An abstaining stockholder is present at the meeting and entitled to vote, and therefore, will be counted for purposes of determining whether a quorum is present. Where the proposal requires a majority of the shares outstanding and entitled to vote on the proposal, an abstention will have the effect of a vote against the proposal. Where the proposal requires a majority of the shares present and in person or represented by proxy at the annual meeting, an abstention will also have the effect of a vote against the proposal. Where, however, the proposal requires a majority of the votes cast, an abstention will not have an effect on the outcome of the vote, since it is not a vote cast for or against the proposal.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you return your proxy. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.

What vote is required?

Proposal No. 1 (Proposal to Declassify the Board of Directors) will be adopted upon the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock. Broker non-votes and abstentions will have the same effect as a vote cast against Proposal No. 1.

With respect to Proposal No. 2 (Election of Directors), each of the three nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on Proposal No. 2.

Proposal No. 3 (Advisory Vote to Approve Named Executive Officer Compensation) and Proposal No. 4 (Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm) will be adopted upon the affirmative vote of the holders of a majority of the shares entitled to vote on such proposal, present in person or represented by proxy at the annual meeting.

Broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 3 and Proposal No. 4. Abstentions will have the same effect as a vote cast against Proposal No. 3 and Proposal No. 4.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $9,500, plus reimbursement of out-of-pocket expenses, for its services.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Steven R. Andrews, at (480) 333-3000.

How may I receive a copy of Insight’s annual report on Form 10-K and proxy materials?

A copy of our annual report on Form 10-K for the year ended December 31, 2014 is enclosed. Company stockholders who share an address may receive only one copy of this proxy statement and the 2014 annual report on Form 10-K from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and the 2014 Form 10-K to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283, or by telephone at (480) 333-3000. Stockholders sharing an address who are receiving multiple copies of this proxy statement and the 2014 Form 10-K and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

Insight will mail without charge, upon written request, another copy of our annual report on Form 10-K for the year ended December 31, 2014, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our annual report on Form 10-K is also available at www.insight.com.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Our Board currently consists of nine persons, divided into three classes serving staggered terms of three years. The terms of the Class III directors will expire at the 2015 annual meeting (if re-elected, their new terms will expire at the 2018 annual meeting) and the terms of the Class I and Class II directors will expire at the 2016 and 2017 annual meetings, respectively.

Directors

The names of our directors and information about them, including their specific qualifications, are set forth below.

Timothy A. Crown (Age 51) • Chair of the Board • Class III Director • Chair of the Executive Committee

Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Kenneth T. Lamneck (Age 60) • President and Chief Executive Officer • Class II Director • Member of the Executive Committee

Mr. Lamneck was appointed President and Chief Executive Officer and a director of Insight effective January 1, 2010. From 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Mr. Lamneck is a member of the board of directors of Benchmark Electronics, Inc. a publicly-held company that provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products.

Mr. Lamneck’s knowledge of our business, based on over 20 years of industry experience and his extensive management experience, make him a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of our Board.

Richard E. Allen (Age 58) • Class I Director • Chair of the Audit Committee • Member of the Compensation Committee

Mr. Allen was appointed a director effective January 19, 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen served at J.D. Edwards & Company, a cross-industry ERP software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based CRM business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen also serves on the board and serves as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers and previously served on the board of four other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.

The Board believes that Mr. Allen’s over 30 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bennett Dorrance (Age 69) • Class I Director • Member of the Compensation and Nominating and Governance Committees

Mr. Dorrance has been a director since 2004. Mr. Dorrance has been a Managing Director of DMB Associates, Inc., a real estate service company based in Scottsdale, Arizona, since 1984. Mr. Dorrance has served on the board of directors of Campbell Soup Company since 1989.

The Board believes that Mr. Dorrance’s experience in real estate development and finance, and his experience as a director of a public international consumer products company, provide him with extensive knowledge of finance, capital markets, international business issues and corporate governance, which he brings to our Board.

Michael M. Fisher (Age 69) • Class I Director • Member of the Audit and Compensation Committees

Mr. Fisher has been a director since 2001 and is one of the Audit Committee’s designated financial experts. Mr. Fisher served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, from 1995 to 2007. Since 2007, Mr. Fisher has served as a director of Open Tech Alliance, Inc., a private company engaged in the development of kiosks for the self-storage industry. Before joining Power Quality Engineering, Mr. Fisher was employed for 10 years with Computer Associates International, Inc., a publicly-held computer software vendor, where he had oversight responsibility for a number of the company’s foreign subsidiaries. Mr. Fisher began his business career as a certified public accountant with Arthur Andersen in the audit division, where he last served as a Senior Audit Manager.

The Board believes that Mr. Fisher’s experience as president of a specialty manufacturing company, as well as his earlier extensive global experience with Computer Associates, Inc. and his public accounting experience, bring to our Board his broad financial, managerial, operational and international expertise.

Larry A. Gunning (Age 71) • Class II Director • Member of the Audit and Nominating and Governance Committees

Mr. Gunning has been a director since 1995. Mr. Gunning has been Manager and Director of several petroleum wholesale and retail operations since the early 1970’s. He is also a member and director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.

The Board believes that Mr. Gunning brings to our Board an entrepreneurial and business background as well as his extensive knowledge of distribution, marketing and service operations.

Anthony A. Ibargüen (Age 56) • Class III Director • Chair of the Nominating and Governance Committee • Member of the Audit and Executive Committees

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. In October 2010, Mr. Ibargüen was appointed Chief Executive Officer of Quench USA, a privately-held water filtration company. From 2004 to 2008, Mr. Ibargüen was President and Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm. From October 2003 through December 2007, Mr. Ibargüen served as a director of C-COR Inc., a publicly-held global on-demand network solutions provider to the cable industry, and he has served as a director of CODi Inc., a manufacturer and supplier of laptop bags and cases, mobile security and accessories since January 2006. From 1996 to 2000, Mr. Ibargüen was President, Chief Operating Officer and a director of Tech Data Corporation, a Fortune 500 global technology distribution company.

The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Robertson C. Jones (Age 70) • Class II Director • Member of the Audit and Compensation Committees

Mr. Jones has been a director since 1995. From 1992 through 2001, Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a real estate developer of master-planned residential communities previously listed on the New York Stock Exchange (“NYSE”).

Mr. Jones’ legal career has included advising boards of directors and management as a law firm partner and as an in-house attorney, with 10 years of experience as General Counsel of a NYSE-listed real estate development company and a member of its Executive Management Committee. The Board believes his background provides him with unique experience in large company management, as well as legal and governance issues.

Kathleen S. Pushor (Age 57) • Class III Director • Chair of the Compensation Committee • Member of the Nominating and Governance Committee

Ms. Pushor has been a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the board of directors of Zones, Inc., a direct marketer of IT products.

The Board believes that Ms. Pushor’s industry knowledge and perspective, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to our Board.

Officers

The names of our executive officers and information about them are set forth below.

Steven R. Andrews (Age 62) • General Counsel and Secretary	Mr. Andrews joined Insight in September 2007 as our General Counsel and was appointed Secretary in November 2007. From February 2009 through 2010, Mr. Andrews was also our Chief Administrative Officer. Prior to joining Insight, Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006, where he was the chief legal and human resources officer of the company. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001.

Glynis A. Bryan (Age 56) • Chief Financial Officer	Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, California and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the board of directors, the governance committee (Chair) and compensation committee of Pentair, Ltd., a diversified industrial manufacturing company.
Steven W. Dodenhoff (Age 52) • President – Insight United States

Mr. Dodenhoff joined Insight in January 2012 as our Senior Vice President, Human Resources and Business Development and was promoted to President of our United States operations effective October 1, 2012. Prior to joining Insight, Mr. Dodenhoff served as President of Enghouse Interactive, a unified communications software and solutions provider, from 2002 to December 2011.

Wolfgang Ebermann (Age 50) • President – Insight EMEA

Mr. Ebermann joined Insight in January 2014 as President of our EMEA operating segment. Prior to joining Insight, Mr. Ebermann worked at Microsoft for 22 years, most recently in the position of Vice President & COO Central Eastern Europe. At Microsoft, Mr. Ebermann also served in several other executive roles including EMEA Vice President for Small, Midmarket and Partner Business. Prior to Microsoft, Mr. Ebermann worked for the Hewlett-Packard Peripherals Group (Europe) as European Software Marketing Manager focused on strategic account management and marketing.

Michael P. Guggemos (Age 48) • Chief Information Officer

Mr. Guggemos joined Insight in November 2010 as Chief Information Officer. From 1994 through October 2010, Mr. Guggemos held numerous positions with Motorola, Inc., having served most recently as Corporate Vice President, Information Technology. At Motorola, Mr. Guggemos was responsible for IT applications, infrastructure, engineering and other IT services for a number of the company’s global business segments.

Helen K. Johnson (Age 46) • Senior Vice President, Finance – Chief Financial Officer, North America

Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and on January 1, 2013, assumed the role of Chief Financial Officer of our North America operating segment. In her current role, Ms. Johnson is responsible for all finance functions in our North America business. She is also responsible for corporate financial planning and analysis and investor relations activities of the Company. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly-held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

Dana A. Leighty (Age 50) • Vice President, Finance – Principal Accounting Officer	Ms. Leighty joined Insight in October 2006 as Vice President, SEC Reporting and was appointed Principal Accounting Officer in March 2012. Prior to joining Insight, from 1987 through October 2006, Ms. Leighty provided audit and advisory services at the public accounting firm, PricewaterhouseCoopers LLP, having served most recently as Director, Assurance Services. Ms. Leighty is a Certified Public Accountant.

CORPORATE GOVERNANCE

The Board and Its Committees

The Board of Directors held a total of eight meetings during the year ended December 31, 2014. None of our current directors who were directors during 2014 attended fewer than 75% of the aggregate of Board and relevant committee meetings during 2014. The Company’s corporate governance guidelines provide that each director should make every effort to attend the Company’s annual meeting of stockholders. All nine of the Board members attended the annual meeting of stockholders in May 2014. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.

The Board has determined that all of our directors, except for Mr. Lamneck, our President and Chief Executive Officer, meet the independence requirements of the Listing Rules of the NASDAQ Stock Market (the “NASDAQ Listing Rules”). As discussed in the section entitled “Related Party Transactions,” in 2014 the Company sold a 21,375 square foot facility in Tempe, Arizona to a trust. Timothy A. Crown, the Chair of our Board of Directors, serves as the trustee of the trust. In determining that the sale of the facility did not impair Mr. Crown’s independence, the Board of Directors considered the factors set forth in the section entitled “Related Party Transaction,” including the fact that two independent buy-side real estate brokerage advisors had rendered opinions on the valuation of the property and the fact that the transaction was not material to Mr. Crown based on his business holdings. In addition, although Mr. Crown is a member of the Executive Committee, he is not a member of any of the three standing Board governance committees (Audit, Compensation and Nominating and Governance). The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.

The Executive Committee

The Executive Committee consists of Messrs. Crown (Chair), Ibargüen and Lamneck. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board or matters that require immediate attention if a quorum of our Board cannot be convened, unless such matters are required to be acted upon by independent directors. The Executive Committee did not meet in 2014. Under the Executive Committee’s charter, the Executive Committee may not exercise powers delegated to other committees of the Board or powers which, under Delaware law, may not be delegated to any committee.

The Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), consists of Messrs. Allen (Chair), Fisher, Gunning, Ibargüen and Jones. The Audit Committee met nine times in 2014. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing the Company’s financial reporting processes and the audit of the Company’s consolidated financial statements, including the integrity of the consolidated financial statements and the Company’s system of internal control over financial reporting established by management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our Internal Audit function and our independent registered public accounting firm, our financial risk assessment and financial risk management, and our finance and investment functions. The Vice President of Internal Audit reports directly to the Chair of the Audit Committee. In addition, the Audit Committee reviews and discusses with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with their certifications included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”). The Audit Committee has the authority to obtain advice and assistance from, and receive funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, adopted by the Audit Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at http://nsit.client.shareholder.com/governance.cfm.

The Board has determined that the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and NASDAQ Listing Rules for audit committees. Further, the composition and attributes of its members meet the requirements of the NASDAQ Listing Rules, including, without limitation, the independence requirements of the NASDAQ Listing Rules. All Audit Committee members possess the required level of financial literacy, and our Board has determined that Mr. Allen and Mr. Fisher, independent directors, each qualifies as an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The Compensation Committee

The Compensation Committee consists of Ms. Pushor (Chair), and Messrs. Allen, Dorrance, Fisher and Jones. The Compensation Committee met six times in 2014. Each member of the Compensation Committee is an “independent director” as defined in the NASDAQ Listing Rules, including the enhanced standards applicable to compensation committee members. The Compensation Committee is charged with: reviewing and approving the base salary, annual incentive compensation, long-term incentive compensation and other compensation, perquisites or special or supplemental benefits to be paid or awarded to the Chief Executive Officer and other executive officers; reviewing and recommending to the Board new equity-based incentive compensation plans and changes to existing plans; performing an annual evaluation of the Chief Executive Officer’s performance and effectiveness; reviewing the Company’s talent management and succession planning activities for top management; and reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and annual report on Form 10-K.

The Compensation Committee operates pursuant to a written charter, adopted by the Compensation Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at http://nsit.client.shareholder.com/governance.cfm. The Compensation Committee also considered the independence of its independent compensation adviser, Compensia, Inc. (“Compensia”), under the NASDAQ Listing Rules regarding compensation adviser independence and found no relationships or other matters which would preclude a finding of independence under the rules. See further information regarding the Compensation Committee’s responsibilities in the section entitled “Compensation Discussion and Analysis.”

The Nominating and Governance Committee

The Nominating and Governance Committee consists of Messrs. Ibargüen (Chair), Dorrance and Gunning and Ms. Pushor. The Nominating and Governance Committee met three times in 2014. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, supervises the evaluation process for the Board of Directors and the Board committees and the Chair of the Board as well as independent self-evaluations of directors and peer evaluations of directors. In addition, the Nominating and Governance Committee is charged with leading the external recruiting process for Chief Executive Officer candidates and coordinating the assessment process and the selection and appointment of any Chief Executive Officer candidate, should the need arise. Each member of the Nominating and Governance Committee is an “independent director” as defined in the NASDAQ Listing Rules. The Nominating and Governance Committee operates pursuant to a written charter, adopted by the Nominating and Governance Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at http://nsit.client.shareholder.com/governance.cfm.

The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board, when appropriate, assessing the appropriate size of the Board and making recommendations to the Board regarding the membership of the committees of the Board. The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for reviewing criteria for Board membership. The Nominating and Governance Committee shall, when screening potential Board candidates, give due consideration to diversity, breadth of business experiences and skills, professional reputation, global business perspective, concern for the long-term interests of the stockholders of the Company, personal ethics, integrity and judgment and other areas that are expected to contribute to an effective Board. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current Board members and other potential candidates. The Nominating and Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Governance Committee may consider. This general approach has been followed in the last six appointments of directors.

The three nominees for director being voted upon at the annual meeting, Messrs. Crown and Ibargüen and Ms. Pushor, are all directors standing for re-election. In determining to recommend the nomination for election as Class III directors of Messrs. Crown and Ibargüen and Ms. Pushor, the Nominating and Governance Committee believes that, among other things, each of the nominees provides valuable oversight, contributions and perspective into the business of the Company.

The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, evidence of the nominating stockholder’s ownership of our common stock and other information required in the Company’s Bylaws to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.

Contact Information

Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 6820 South Harl Avenue, Tempe, Arizona 85283. The Corporate Secretary will forward communications to the individual Board member or the Board, as appropriate.

Governance Initiatives

During 2014, the Board of Directors and its various committees continued to focus on governance-related initiatives, with particular focus on the areas of strategy, talent management and succession planning, including Chief Executive Officer succession planning, Board succession planning, risk management, compensation risk and pay-for-performance. The Board of Directors was actively involved in the Company’s strategic planning process. From time to time, the Board of Directors holds its strategic planning meetings in connection with a visit to the headquarters of one of the Company’s principal partners, including attending presentations on industry trends by executives of the partner.

All committees of the Board of Directors actively seek to remain current on governance issues and new developments and requirements. All committees receive frequent regulatory and legal updates from the Company’s legal team and other members of management. Directors also receive in-person training, which during the last twelve months included a review of the Company’s information security program with the Company’s Chief Information Officer and Information Security Officer and a review with the Company’s independent registered public accounting firm of the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The Audit Committee receives frequent updates from the Company’s independent registered public accounting firm and management on new developments and issues affecting accounting and internal controls. Additionally, the Audit Committee’s oversight of internal controls also includes frequent updates on COSO, internal audit issues, ethics hotline reports, internal investigations, key risk issues and internal control matters.

The Compensation Committee engaged Compensia, a Silicon Valley-based compensation consultant with many technology clients, to advise the Compensation Committee in connection with the Company’s executive compensation programs for 2014 and 2015. To maintain Compensia’s independence and reporting relationship to the Compensation Committee, no other services were provided by Compensia to the Company outside of those performed directly for the Compensation Committee. Also, the Chair of the Compensation Committee approves the consulting fees for services provided by any compensation consultant utilized by the Compensation Committee. The Compensation Committee also considered the independence of Compensia under the NASDAQ Listing Rules regarding compensation adviser independence and found no relationships or other matters which would preclude a finding of independence under the rules. See the section entitled “Compensation Discussion and Analysis.”

The Nominating and Governance Committee regularly consults with internal and outside counsel with respect to various governance issues and discusses governance-related articles by nationally recognized experts. It considers the annual policy updates of proxy advisory firms and reviews public company governance surveys conducted by prominent national organizations. The Committee routinely reviews director independence and related party issues along with director education guidelines and the Board’s governance guidelines and periodically performs a refresh of its matrix of directors’ skills and experience to assist with director succession planning. Other topics recently reviewed by the Nominating and Governance Committee included current developments in sustainability, diversity, global legal and regulatory compliance and an enterprise risk management policy. These activities were in addition to the Board of Directors’ review of all committee charters, governance guidelines and Board-level policies and continued focus on the Company’s enterprise risk management and compliance programs.

Additional major activities undertaken in 2014 included:

•	A review of the proposal to declassify the Company’s Board of Directors (see Proposal No. 1), which the Nominating and Governance Committee recommended approval of, and which was approved by, the Board of Directors with a recommendation that stockholders vote “FOR” the proposal.

•	A review of the Company’s Bylaws and recommendation to the Board of Directors of an amendment and restatement of the Bylaws, which the Board of Directors subsequently approved. Among the amendments to the Bylaws were the following:

•	A provision which permits the Company to hold its Annual Meeting of Stockholders at a place “within or without the State of Delaware.” This amendment enables the Company to hold its 2015 Annual Meeting of Stockholders at the Company’s offices in Uxbridge, England, while simultaneously allowing attendance at the Company’s client support center in Tempe, Arizona. The Annual Meeting of Stockholders will be held in conjunction with a meeting of the Board of Directors and an in-depth review of the Company’s EMEA operations, as well as the EMEA sales recognition event, teammate rallies and individual country operations visits by Board members.

•	New provisions requiring detailed disclosure of information by director nominees nominated by stockholders, in the interest of full disclosure to the Company’s stockholders. Specifically, such nominees and their nominating proponents will be required to disclose the number of shares of Company stock held by the nominating stockholder and any associated person and any voting agreements or arrangements between the nominating stockholder and any associated person, together with a list of all transactions involving Company securities by the stockholder proponent and any associated person within six months prior to the nomination. The Board of Directors believes this enhanced disclosure will help the Board and other stockholders identify potential conflicts of interest or other arrangements which might affect the independence of a nominee. The provisions only require additional disclosure and information and do not in any way inhibit or restrict stockholder rights with respect to the nomination of director candidates.

•	Clarification that a quorum at a meeting cannot be defeated by stockholders withdrawing from a meeting.

•	Clarification that no reduction in the authorized number of directors would serve to shorten the term of any directors’ term of office and that if a director resigns as of a future date, the Board of Directors may elect a successor to take office as of that future date.

•	Revisions to update and clarify statements about compensation of directors.

•	Revisions to more expressly permit notice by electronic communication.

•	Clarification that the indemnification provisions represent contract rights between the Company and each indemnified person, and that any amendments to those provisions will be prospective only and will not adversely affect indemnification rights related to past events.

Briefly, our corporate governance framework includes the following:

•	A commitment to director independence reflecting the Board’s belief that the independent directors and management have different perspectives and roles in strategy development. The only non-independent member of the Board is the Company’s Chief Executive Officer. Independent directors bring experience, oversight and expertise from outside the Company and sometimes from outside the industry, while the Chief Executive Officer brings company-specific and industry-specific experience and expertise. Accordingly, the Board has delineated its role in overseeing the development of strategic direction and management’s role in the execution of strategy;

•	Separation of the Board Chair and Chief Executive Officer positions, resulting in the Company having a Board Chair who is independent under all applicable standards;

•	A majority vote provision in the Company’s Amended and Restated Bylaws requiring any director who does not receive a majority of votes cast in an uncontested election to tender his or her resignation to the Board. The Board must then decide whether or not to accept his or her resignation;

•	Elimination of stockholder rights plan through a Bylaw provision requiring the Company to seek stockholder approval prior to its adoption of a stockholder rights plan (commonly referred to as a poison pill), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company’s stockholders to adopt or extend a stockholder rights plan without delay (and in that event, the plan will provide that it will expire unless ratified by the stockholders within one year of adoption);

•	An annual “say-on-pay” advisory vote;

•	Appointment of a Presiding Director through a provision in the Corporate Governance Guidelines appointing the Chair of the Nominating and Governance Committee, currently Anthony A. Ibargüen, to serve as the Presiding Director and, as needed, to: review and propose revisions to the Company’s Corporate Governance Guidelines and Board procedures, after consultation with the full Board; review and recommend to the Chair or the Corporate Secretary agenda items and materials for Board meetings; and perform such other roles and responsibilities as are assigned from time to time by the Nominating and Governance Committee or the full Board. In addition, in the event of an unforeseen vacancy in the position of the Chair of the Board, the Presiding Director serves as interim Chair of the Board for the sole purpose of calling and holding a meeting of the Board to elect a new Chair;

•	Executive compensation programs based on a pay-for-performance philosophy;

•	Prohibition of hedging and speculative transactions through the Company’s Investor Relations/Stock Trading policy which, among other things, prohibits all directors and employees from pledging Company securities and hedging or otherwise engaging in short-term or speculative transactions involving Company securities;

•	Attention to committee membership rotation and chair assignments through regular review of legal and regulatory requirements, committee workload and individual skills. The Nominating and Governance Committee actively monitors the assignments and makes recommendations to the Board of Directors as necessary or appropriate, a practice which has resulted in planned rotation of all three committee chair positions and other committee assignments in the last three years;

•	A thorough Board evaluation process focusing on Board of Directors and committee governance, priorities and effectiveness. The Board of Directors conducts board, committee, chair, self and peer evaluations annually. The Chair of the Board of Directors and the Chair of the Nominating and Governance Committee discuss the results individually with each director, and the overall results are discussed collectively within each committee and with the full Board of Directors;

•	Executive compensation recovery, providing for “clawback” of incentive compensation from executives under certain circumstances;

•	A policy of not providing gross-up provisions in employment agreements (we have, however, one legacy employment agreement with such provisions which has been in place for a number of years);

•	A Code of Ethics and Business Practices that applies to all teammates and the Board of Directors, with annual certifications and training;

•	A Related Party Transactions Policy and Process which calls for thorough consideration of transactions and potential transactions with “related parties” (see further detail under the section entitled “Related Party Transactions”); and

•	A review of political activities, sustainability initiatives and community involvement. The Company does not make political contributions. While the Company does not have a formal policy on sustainability, the Board of Directors receives updates on various initiatives and encourages management and teammate involvement in a number of activities under the umbrella of corporate responsibility. The Phoenix Business Journal named the Company as one of the “Best Places to Work” in the Phoenix area in 2014. The Company encourages teammate involvement in community and charitable activities through a number of programs and events, has an on-site health center and café, established a foundation dedicated to helping fellow teammates in distress, allows up to two full days of paid leave per year for each teammate to engage in qualified charitable activities, and offers numerous career development educational opportunities. Although the Company does not manufacture products, it has adopted an array of initiatives to encourage recycling and proper asset disposal and to promote alternative transportation, use of recycled products and environmentally responsible design in its facilities.

Risk Management

The Board has an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks. The Board’s committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function. The Board and the Audit Committee regularly review information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risk and reviews the results of the Internal Audit function’s annual risk assessment process. The Compensation Committee oversees the management of the risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Governance Committee oversees management of risks associated with the independence of the Board of Directors, potential conflicts of interest, and corporate governance issues. The Board of Directors has adopted a formal policy on enterprise risk management, and the Chief Executive Officer, the Chief Financial Officer, the General Counsel and other members of senior management conduct regular quarterly assessments of risks to the enterprise and are responsible for managing risk through robust internal processes and strong internal controls in North America, EMEA and APAC. Management provides a comprehensive report on the results of its assessment at least twice per year, or more frequently as necessary, to the Board of Directors. Management and the Audit Committee have also aligned the focus of the Company’s Internal Audit function to address certain of the principal risk areas identified.

PROPOSAL NO. 1

PROPOSED AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

Our Board of Directors has adopted resolutions proposing to amend Articles 5 and 6 of the Company’s Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) to declassify the Board of Directors over a three-year period commencing at the 2016 annual meeting of stockholders.

General Information on the Proposed Amendment

Pursuant to Article 5 of our certificate of incorporation, the Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with each class of directors elected to serve three-year staggered terms of office. If the proposed amendment is adopted at the annual meeting, the classified (three-year, staggered term) board structure would be phased out, and the annual election of the entire Board of Directors for a one-year term would be phased in over a three-year period commencing at the 2016 annual meeting of stockholders and concluding at the 2018 annual meeting of stockholders. If the proposed amendment is adopted, from and after the 2016 annual meeting of stockholders, each member of the Board of Directors whose term expires would be elected to serve an annual (one-year) term.

If adopted, the proposed amendment would not affect the nominees for director who are elected at this annual meeting, and the term of office of such directors would expire at the 2018 annual meeting of stockholders (see Proposal No. 2 – Election of Directors). Therefore, directors who are elected at this annual meeting would be the final class of directors elected to serve for a three-year term. If adopted, the proposed amendment would not affect the term of any director currently serving in a class who was elected prior to this meeting, each of whom will complete his or her three-year term expiring at the 2016 annual meeting of stockholders or the 2017 annual meeting of stockholders, as applicable. If the proposed amendment is adopted, nominees elected at the 2016 annual meeting of stockholders would become the first group of directors elected to serve for an annual (one-year) term, and nominees elected at all annual meetings subsequent to the 2016 annual meeting of stockholders also would be elected to serve for an annual (one-year) term expiring at the immediately following annual meeting.

Considerations and Reasons for the Proposed Amendment

Our Board of Directors resolved to adopt and recommend the proposed amendment following the overwhelming support of the Company’s stockholders at the 2014 Annual Meeting of Stockholders for the non-binding advisory vote in favor of a stockholder proposal that the Board of Directors initiate a process to declassify the Board. Our Board also conducted a careful assessment of the risks and benefits of board declassification, which are described below, and reviewed the classified board structure in relation to the director election policies and practices that continue to evolve at S&P 500 and Nasdaq-listed companies.

In developing the proposed amendment, our Board of Directors considered the growing sentiment, particularly in the institutional investor community, favoring the annual election of directors. An increasing number of large companies provide for the annual election of directors, and many stockholders perceive that annual elections improve director accountability. In addition, proxy advisory firms, such as Institutional Shareholder Services, generally view declassification as a good corporate governance practice. Our Board of Directors concluded that it can continue to effectively oversee the management and protect the best interests of the Company and its stockholders under an annual-term election system.

Our Board of Directors also considered the benefits of maintaining a classified board structure, which enhances stability and continuity with respect to the development and implementation of our Company’s long-term operating strategy and the successful execution of management’s strategic plan, and also helps to ensure that a majority of incumbent directors always have institutional knowledge and experience as directors of our Company. Our Board of Directors believes that a classified board structure provides an important measure of protection against unsolicited (or hostile) takeover attempts and tactics focusing on short-term financial gains, which may not be in the best long-term interests of all of the Company’s stockholders. Our Board further believes that a classified board structure provides directors with the time necessary to fully evaluate the adequacy and fairness of any unsolicited takeover proposal; communicate with stockholders in a thoughtful, deliberate and fully informed manner regarding the merits and risks of an unsolicited takeover or change-in-control transaction and any strategic or financial alternatives that the Board of Directors believes are in the best interests of our Company and stockholders; deter certain manipulative and coercive takeover and change-in-control tactics; negotiate with enhanced bargaining power on behalf of all stockholders; and carefully weigh all strategic and financial alternatives to create value for all stockholders without the threat of the imminent removal of a majority or all of our Company’s directors by a single large stockholder or group of stockholders. When a board is not classified, the entire board can be replaced at a single annual meeting. Accordingly, if the proposed amendment is adopted, it would be easier for one or more stockholders holding a significant number of outstanding shares to seek to replace a majority of our Company’s directors, or the entire Board of Directors at once, whether or not in tandem with an acquisition proposal or offer for all of the Company’s shares and irrespective of the long- or short-term interests and objectives of such stockholder or stockholders.

Although our Board of Directors believes it is important to maintain appropriate defenses against potential inadequately priced, inopportunely timed, and coercive or manipulative takeover bids and tactics, it also believes it is vitally important to maintain stockholder confidence in the actions, decisions, policies and priorities of our Board of Directors by demonstrating that our Company’s directors listen carefully to the views, concerns and recommendations expressed by, and understand that they are accountable to, our stockholders. Accordingly, our Board of Directors has carefully considered the relative benefits and detriments of declassifying the Board of Directors and, for the reasons described above, our Board of Directors: has determined it is in the best interests of our stockholders to declassify the Board; has approved resolutions setting forth the proposed amendment to Articles 5 and 6 of the certificate of incorporation; has resolved to submit the proposed amendment to stockholders for their consideration and adoption at this meeting; and has recommended that stockholders vote to adopt the proposed amendment.

Text of the Proposed Amendment to the Certificate of Incorporation

The general description of the proposed amendment to the certificate of incorporation set forth above is qualified in its entirety by reference to the complete text of the amendment, which is attached as Annex A to this proxy statement.

If the proposed amendment is adopted at the 2015 annual meeting, it will become effective upon the filing by the Company with the Secretary of State of the State of Delaware of a certificate of amendment to the certificate of incorporation currently in effect.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of our common stock is necessary to adopt the proposed amendment to our certificate of incorporation. Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” this proposal. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on this proposal and will have the effect of a vote “AGAINST” this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADOPTION OF THE PROPOSED AMENDMENT TO ARTICLES 5 AND 6 OF OUR

CERTIFICATE OF INCORPORATION, AS DESCRIBED ABOVE AND AS SET FORTH

IN ANNEX A TO THIS PROXY STATEMENT

PROPOSAL NO. 2

ELECTION OF DIRECTORS

There are three nominees standing for re-election to our Board at the 2015 annual meeting of stockholders: Timothy A. Crown, Anthony A. Ibargüen and Kathleen S. Pushor. Messrs. Crown and Ibargüen and Ms. Pushor have served as directors since 1994, 2008 and 2005, respectively. All are Class III directors. Messrs. Crown and Ibargüen and Ms. Pushor each qualify as an “independent director” as defined in NASDAQ Listing Rule 5605(a)(2). Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Crown and Ibargüen and Ms. Pushor.

Each of the nominees was nominated by the Nominating and Governance Committee and has agreed to be named in this proxy statement and serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons nominated by the Board.

Information concerning each director nominee is set forth above, along with information about other members of our Board and about our executive officers.

Vote Required

To be elected, a director nominee must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes will have no effect on Proposal No. 2.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ELECTION OF THE NOMINEES NAMED ABOVE

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) addresses and explains the numerical and related information contained in the summary compensation tables and includes a discussion of key compensation policies and philosophy of the Compensation Committee, as well as significant executive compensation actions that occurred after the end of 2014, the award of bonuses related to 2014 performance, and the adoption of our 2015 compensation programs. The discussion below summarizes the total compensation for services rendered to us by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. We refer to these persons as our named executive officers.

Executive Summary

The Compensation Committee believes its pay-for-performance compensation philosophy has been effective in attracting and retaining key personnel while aligning the interests of executive officers with those of our stockholders. We believe our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s purpose, strategy and core values. We structure our executive compensation program so the compensation of our executive officers, including our named executive officers, is tied meaningfully to our strategy and the success of the Company. Accordingly, our general philosophy of executive compensation is to offer competitive base salaries, but to emphasize cash and equity-based incentive compensation which is competitive in the marketplace and which (i) permits us to attract and retain highly-qualified executives, (ii) encourages extraordinary effort on behalf of the Company and (iii) rewards the achievement of specific financial and strategic goals by the Company and the individual executive. The Compensation Committee carefully monitors the mix of base salaries and the performance-based or variable compensation components of our executive officers’ short-term cash incentive and long-term equity-based incentive compensation. The Compensation Committee also places substantial emphasis on the mix of long-term and current compensation, with long-term compensation comprising a significant amount of an executive’s total potential compensation.

The Compensation Committee designs the overall executive compensation program to pay for performance toward financial and strategic goals, and a substantial portion of potential executive compensation, both cash and equity-based incentive compensation, is performance-based.

The Company’s 2013 consolidated financial results did not meet internal expectations. Diluted earnings per share (“EPS”) declined to $1.64 in 2013 from $2.07 in 2012. Moreover, the Company’s performance under the 2013 equity-based incentive plan fell below the minimum target, and no performance-based restricted stock units (“RSUs”) were earned by any of our executive officers for 2013. As the financial performance measures set at the beginning of 2013 were not met, overall actual executive compensation amounts received and annual cash incentive compensation levels paid out decreased for the second consecutive year in 2013.

The Compensation Committee considered the targeted financial objectives for 2014 to be challenging in that the target performance levels required significant improvement, but not so challenging as to make achievement highly unlikely.

For the full year 2014, the Company’s consolidated financial results showed top line growth and improved earnings from operations, particularly in our EMEA operating segment, where we experienced a strong recovery with improved sales execution and productivity driving sales and earnings performance ahead of our expectations for the full year. As a result, diluted EPS increased to $1.83 in 2014 from $1.64 in 2013. However, our U.S. operations did not meet revenue expectations and with our investments in sales and technical resources in North America to support future revenue growth, we fell just short of internal expectations with respect to some of the consolidated performance measures adopted for 2014. We also experienced a decline in U.S. hardware market share year to year instead of growth in market share, which was a performance measure for 2014. In accordance with the Compensation Committee’s pay-for-performance philosophy, and as explained in greater detail below, cash incentive compensation paid out increased year over year, even though performance was below expectations in some areas. Moreover, the Company’s performance under the 2014 equity-based incentive plan met the target range for return on invested capital (“ROIC”) and target performance-based restricted stock units (“RSUs”) were earned at the 100% level by each of our executive officers for 2014.

In addition to basing a substantial amount of executive compensation on performance-based criteria, the Company has taken a number of steps and adopted policies intended to further align our executives’ interests with those of stockholders. These include:

•	Stock ownership guidelines for our executive officers, including an increase in 2014 in the holding guidelines for our Chief Executive Officer and outside directors based on the recommendation of the Compensation Committee’s independent compensation consultant;

•	A “clawback” policy that permits the Company to recover incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation;

•	The absence of many pay practices considered to be unfriendly to stockholders, such as extensive perquisites, guaranteed salary increases and non-performance-based bonuses. Additionally, the Company has only one remaining employment agreement that calls for the gross-up of excise taxes imposed on “change-in-control” payments under Section 280G of the Internal Revenue Code, as amended (the “IRC”). This agreement has been in place for a number of years; however, it is the policy of the Compensation Committee not to approve any new agreements with such provisions;

•	An independent compensation consultant retained directly by the Compensation Committee, with payments to the consultant approved by the Chair of the Compensation Committee, a prohibition on the consultant providing other services to the Company and annual confirmation of the consultant’s independence;

•	A compensation risk assessment whereby the Compensation Committee reviews the Company’s incentive compensation programs and discusses the concept of risk as it relates to the compensation programs to ensure the Company’s compensation programs do not encourage excessive or imprudent risk taking;

•	An overall compensation risk assessment performed by the Compensation Committee’s independent compensation consultant with a finding that the Company’s overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company; and

•	A lengthened vesting schedule for the service-based RSUs granted to the named executive officers and other executives. Based on market and peer comparison data and in order to align our practices with the market and promote retention, starting in 2011, the Compensation Committee lengthened the vesting schedule from three to four years.

Further, to continue to improve the alignment of the Company’s compensation plans with the interests of its stockholders and focus on attracting and retaining qualified executives, the following considerations were reflected in our 2015 executive compensation programs:

•	The Compensation Committee continued its commitment to tie pay to performance in establishing the 2015 compensation plans for executive officers and to align the executive compensation programs with the Company’s strategic goals;

•	Reflecting the continued focus of the Company on the strategic objective of growing our core business and improving profitability, the cash incentive plan for 2015 again incorporates the performance measure of “U.S. hardware market share” for all of our current named executive officers (other than the President of Insight EMEA), which requires the Company to increase its share of U.S. hardware sales as measured by an independent third party market research company. In addition, the plan again includes performance measures for Insight Enterprises, Inc. and subsidiaries (“IEI”) global revenue growth and U.S. revenue growth as well as IEI earnings from operations (“EFO”), U.S. EFO and EMEA EFO. For 2015, the Compensation Committee increased the percentage of total cash incentive compensation tied to global and U.S. revenue growth as well as to U.S. hardware market share growth. These increases were offset by decreases in the percentage of total cash incentive compensation for all EFO-related financial objectives, in recognition of the Company’s need to make investments in sales and related personnel to support future growth. Additionally, after the recovery in our EMEA operating segment during 2014, the plan now also includes a performance measure for EMEA revenue growth in 2015. Reflecting the continued focus of the Company on the strategic objectives of building scalable services business and developing and growing our global Cloud business, the plan again incorporates a performance measure of “services gross profit (“GP”) growth” for all named executive officers, with IEI services GP growth, U.S. services GP growth and EMEA services GP growth all being performance measures again for 2015. The Compensation Committee believes these performance measures are important drivers of stockholder value; and

•	For 2015, consistent with 2014, the number of performance-based RSUs for named executive officers is dependent on the Company’s results related to ROIC.

Response to Last Year’s “Say-on-Pay” Vote

We hold an advisory “say-on-pay” vote on an annual basis. At our 2014 annual meeting of stockholders, we held a non-binding advisory stockholder vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 97% of shares voted by stockholders on the resolution (exclusive of broker non-votes) being in favor of the resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the consistently strong support our stockholders have expressed for our pay-for-performance compensation philosophy. Nonetheless, the Compensation Committee undertakes an annual review of our executive compensation philosophy and our general approach to executive compensation and continually refines the executive compensation programs to align them with the Company’s strategic goals and to emphasize pay-for-performance.

Discussion and Analysis

Our Named Executive Officers

The purpose of this CD&A is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2014, our named executive officers were:

•	Kenneth T. Lamneck, President and Chief Executive Officer;

•	Glynis A. Bryan, Chief Financial Officer;

•	Wolfgang Ebermann, President, Insight EMEA;

•	Steven W. Dodenhoff, President, Insight United States; and

•	Michael P. Guggemos, Chief Information Officer.

Executive Compensation Philosophy and Objectives

Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s purpose, strategy and core values. Our general philosophy of executive compensation is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that:

•	is competitive in the marketplace;

•	permits us to attract and retain highly qualified executives;

•	encourages extraordinary effort on behalf of the Company;

•	rewards the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders; and

•	is financially sound.

On an annual basis, the Compensation Committee develops a thorough executive compensation program that is mindful of stockholder interests and expectations while at the same time is fair and motivating to our executives.

Compensation Consultants and Benchmarking

The Compensation Committee utilizes management to help it carry out its responsibilities, consults with other members of the Board in connection with its decision making, as appropriate, and has consistently over time engaged independent consultants to assist it in fulfilling its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from, and receives funding from the Company for, outside advisors as the Compensation Committee deems necessary to carry out its duties.

In 2013, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation. In late 2013, Compensia provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s named executive officers. The Compensation Committee plans to obtain such analyses at least every other year. Compensia advised the Compensation Committee on a wide range of issues, including competitive market data at the time of hire and at the time of promotions for specific positions. Compensia’s 2013 study, which was used to set 2014 and 2015 executive compensation levels, measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below, plus a broader benchmark database where the other groups might not provide adequate comparisons. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of Compensia.

The primary characteristics of the comparison groups were:

•	First, a small group of companies that we consider to be our competitors, particularly with respect to competition for talent, customers or suppliers (the “Tech Distribution Peer Companies”). The Tech Distribution Peer Companies, which comparison group was used to assess compensation levels for the Chief Executive Officer and Chief Financial Officer, includes publicly-traded technology distribution companies;

•	Second, a group of companies in the broader distribution business with comparable business and financial characteristics (the “Broad Industry Peer Group”). The Broad Industry Peer Group, which comparison group was used to assess compensation levels for the Chief Executive Officer, Chief Financial Officer, President, Insight EMEA, and President, Insight United States, includes publicly-traded companies from the technology, technology distribution and broader distribution industries; and

•	Third, a broad database to provide a reference point where the other groups might not provide adequate comparisons (the “Broad Market Database”). The Broad Market Database is used to assess compensation levels for all of the Company’s most senior executives, including the Company’s named executive officers, and includes publicly-traded companies from a group of cross-industry companies (excluding companies from financial, insurance and energy industries).

While the Tech Distribution Peer Companies comparison group comprises companies that are competitors and are close comparisons in terms of sales and market capitalization, it is a relatively small group of companies. Moreover, the Broad Industry Peer Group and the Broad Market Database are not just limited to companies that are competitors for talent, customers or suppliers. Accordingly, the Company does not necessarily consider these groups to be comparison groups for competitive purposes other than as an analysis of the compensation of the Company’s most senior executives.

The Compensation Committee used the 2013 Compensia study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2014 and 2015. Additionally, Compensia advised the Compensation Committee regarding executive compensation programs generally and provided advice on trends in compensation.

Compensia’s 2013 study measured the competitiveness of the Company’s compensation relative to the Tech Distribution Peer Companies and the Broad Industry Peer Group. The companies included in the Tech Distribution Peer Companies comparison group in the 2013 Compensia analysis were as follows:

Anixter International, Inc.	PCM, Inc.
CDW	ScanSource, Inc.
PC Connection, Inc.	SYNNEX Corp.

The companies included in the Tech Distribution Peer Companies comparison group in the 2013 study are all publicly-traded companies with revenues of less than $11 billion. The average revenue of this comparison group was $5.6 billion, and the average market cap was $1.6 billion.

The companies included in the Broad Industry Peer Group comparison group in the 2013 Compensia analysis were as follows:

The Andersons, Inc.	Sanmina-SCI Corporation
Anixter International, Inc.	ScanSource, Inc.
Applied Industry Technologies	SunEdison
CDW	SYNNEX Corp.
Core-Mark Holding Company, Inc.	United Natural Foods, Inc.
Diebold, Incorporated	United Stationers Inc.
ManTech International Corporation	Watsco, Inc.
Nash-Finch Company	WESCO International, Inc.
Owens & Minor, Inc.

The companies included in the Broad Industry Peer Group in the 2013 study are all publicly-traded companies with revenues from $2.5 billion to $10.5 billion. The average revenue of this comparison group was $5.5 billion, and the average market cap was $1.9 billion.

For the Broad Market Database, the 2013 Compensia study utilized data from the Towers Watson Top Management Compensation Survey, the Equilar May 2013 Executive Compensation Survey and the Radford July 2013 Executive Compensation Survey. The companies included in these third-party surveys were not adjusted by Compensia in preparing their analysis and included publicly-traded companies with revenues between $1 billion and $10 billion.

The 2013 Compensia study provided the Compensation Committee with data for base salary, annual cash incentives, long-term equity-based incentive compensation and total compensation for the comparison groups. The 2013 study showed that total target compensation for 2014 for the Company’s executives, with variations from position to position, was positioned between the 50th and 75th percentiles. With respect to total target cash compensation for 2014, which included base salaries and target cash incentive compensation, the Compensia study showed that, with variations from position to position, the Company was competitive, with base salary levels and actual total target cash compensation levels near the 50th percentile. With respect to target long-term equity-based incentive compensation, the Compensia study generally indicated that the Company’s target long-term equity-based compensation for 2014, which included the grant date fair value of the 2014 equity-based incentive compensation awards to the Company’s executives, was positioned between the 50th and 75th percentiles.

Role of Executives in the Compensation Setting Process

The Compensation Committee has the overall responsibility for approving the cash-based incentive compensation for the officers that are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16 officers”). To facilitate this process, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Compensation Committee for review, consideration and approval. The Chief Executive Officer and other members of the management team did not retain a compensation consultant for advice on those recommendations. With respect to the cash compensation of all other teammates, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management.

With respect to equity-based compensation, the Compensation Committee approves the annual RSU program grants, including grants to all Section 16 officers, as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new-hire RSU grants, or both, throughout the year to individuals other than non-employee directors or Section 16 officers. The Compensation Committee reviews reports on such discretionary grants on a quarterly basis.

The Chief Executive Officer does not have the ability to call Compensation Committee meetings and does not attend those portions of the Compensation Committee meetings where his compensation is discussed.

Compensation Programs Design

The principal components of compensation for the Company’s named executive officers are:

•	base salary and benefits;

•	short-term cash incentive compensation; and

•	long-term equity-based incentive compensation.

As a result of our executive compensation philosophy, a significant percentage of total potential compensation is allocated to performance-based or variable compensation. The Compensation Committee has allocated between cash and equity, and between short-term and long-term incentive compensation, based on the comparisons to the peer group companies and market data utilized by the Compensation Committee at the time. Moreover, the different elements of compensation are designed to support and encourage varying performance levels and behaviors that the Compensation Committee believes will contribute favorably to Company strategy and performance in the period covered by each plan, consistent with the Compensation Committee’s commitment to pay for performance.

Given the economic outlook at the time, the Compensation Committee decided to remain cautious for 2014 and (i) increased base salaries for its Section 16 officers by 2.5%, consistent with the 2013 increase (other than the President of Insight United States) and (ii) left cash incentive compensation targets for the Company’s Section 16 officers at the same levels (expressed as a percentage of base salary) as in 2013 (other than the President of Insight United States). The target values of equity awards for the Company’s Section 16 officers for 2014 also remained equal to values over the previous four years (other than the President of Insight United States), and the Compensation Committee continued its practice of granting a combination of service- and performance-based RSUs. However, the number of shares awarded to each officer (other than the President of Insight United States) decreased due to the increase in the price of the Company’s common stock in 2014 over the 2013 level at the time of grant.

Base Salaries

Base salaries are designed to attract and retain executives by providing a fixed compensation based on competitive market practices. This component of compensation is designed to reward an executive’s core competency in his or her position relative to skills, experience and expected contributions to the Company and to provide the executive with a fair, predictable and reliable component of compensation for his or her service.

The Compensation Committee reviews base salaries annually and, in setting base salaries for 2014 and 2015, the Compensation Committee worked with its compensation advisor, Compensia, and relied on the 2013 Compensia market study. Management recommended, and the Compensation Committee agreed, that there would be a 2.5% increase in base salaries for 2015 (other than for Mr. Ebermann and Mr. Guggemos, whose positions and compensation were re-evaluated for 2015). The approved 2015 salaries and the comparable 2014 salaries for named executive officers are as follows:

•	Kenneth T. Lamneck, President and Chief Executive Officer – $726,901 ($709,172 – 2014);

•	Glynis A. Bryan, Chief Financial Officer – $454,771 ($443,679 – 2014);

•	Wolfgang Ebermann, President, Insight EMEA – $498,960 [1] ($578,315 [1] – 2014);

•	Steven W. Dodenhoff, President, Insight United States – $444,204 ($433,370 – 2014); and

•	Michael P. Guggemos, Chief Information Officer – $389,258 ($355,374 – 2014).

[1]	Mr. Ebermann’s base salary is shown in U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. Approved 2015 salary is €475,200, an 8% increase from his 2014 salary of €440,000. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2014 salary was computed by multiplying the average exchange rate for the quarters ended March 31, June 30, September 30, and December 31, respectively, by the compensation earned during the quarter. Mr. Ebermann’s approved 2015 salary assumes an exchange rate of $1.05 per Euro.

Short-Term Cash Incentive Compensation

The Compensation Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential annual cash compensation for executives to the financial and operational performance of the Company, or the portion of the Company for which the executive has management responsibility, depending on the executive’s position.

Consistent with the practice followed since 2010, for 2014 and 2015, the cash incentive plan was designed to reward performance based exclusively on defined financial objectives of the Company. All Section 16 officers, including our named executive officers, have an annual cash incentive plan. The financial objectives for each Section 16 officer are approved by the Compensation Committee and are set at the beginning of the year. These objectives and goals are integrated into the overall cash incentive plans for the Company’s management employees throughout the organization to foster a team environment whereby the entire Company is focused on the same or similar set of objectives and goals.

The Compensation Committee annually reviews financial objectives and target cash incentive compensation. The Compensation Committee generally targets cash incentive compensation for executive officers at or near the 50th percentile of the comparison groups utilized by the Compensation Committee at the time and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The Compensation Committee utilized the 2013 Compensia analysis to set 2014 and 2015 cash incentive targets, which showed that the Company’s cash incentive compensation is competitive based on its comparison group analysis.

2014 Cash Incentive Plan

For 2014, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total cash compensation would be awarded if performance targets were met.

The 2014 cash incentive plan (the “2014 Plan”) provided incentive award opportunities for select employees, including executive officers. The 2014 Plan was adopted pursuant to the Amended Insight Enterprises, Inc. 2007 Omnibus Plan (the “Amended 2007 Omnibus Plan”). Under the 2014 Plan, the Company established defined financial objectives for each of its named executive officers and established the percentage of total cash incentive compensation to be tied to each of the specified financial objectives, as follows:

Position	IEI EFO	IEI Services GP Growth	IEI Global Revenue Growth	U.S. Hardware Market Share Growth	U.S. EFO	U.S. Services GP Growth	U.S. Revenue Growth
President and Chief Executive Officer	50%	25%	12.5%	12.5%	—	—	—
Chief Financial Officer	50%	25%	12.5%	12.5%	—	—	—
President, Insight United States	—	—	—	12.5%	50%	25%	12.5%
Chief Information Officer	50%	25%	12.5%	12.5%	—	—	—

Position	EMEA EFO	EMEA Services GP Growth
President, Insight EMEA [1]	75%	25%

[1]	Pursuant to Mr. Ebermann’s employment agreement, which commenced January 6, 2014, his target cash incentive was guaranteed for 2014.

For purposes of the 2014 Plan, “IEI EFO” was calculated on a consolidated non-GAAP basis, with non-GAAP IEI EFO being defined as the Company’s actual 2014 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). “U.S. EFO” was calculated on a non-GAAP basis, with non-GAAP U.S. EFO being defined as the actual 2014 earnings from operations from the Company’s U.S. operations, excluding the relevant EFO exclusions. “EMEA EFO” was calculated on a non-GAAP basis, with non-GAAP EMEA EFO being defined as the actual 2014 earnings from operations from the Company’s EMEA operating segment, excluding the relevant EFO exclusions. “IEI Services GP Growth” was based on the change in the Company’s actual 2014 consolidated services gross profit compared to 2013. “U.S. Services GP Growth” was based on the change in actual 2014 services gross profit from the Company’s U.S. operations compared to 2013. “EMEA Services GP Growth” was based on the change in the actual 2014 services gross profit from the Company’s EMEA operating segment compared to 2013. “IEI Global Revenue Growth” was based on the change in the Company’s actual 2014 consolidated net sales compared to 2013. “U.S. Revenue Growth” was based on the change in actual 2014 net sales from the Company’s U.S. operations compared to 2013. “U.S. Hardware Market Share Growth” was based on growth in market share from 2013 to 2014 utilizing data for U.S. hardware sales as provided by the NPD Group, Inc. (“NPD”), a third-party market research company that provides market share information on the commercial purchasing of IT products sold through a group of national corporate resellers and direct marketers in the United States who have agreed to share their data with NPD. This data is adjusted by management, as agreed to by the Compensation Committee at the time the targets were set, to reflect variations in the percentage of the Company’s U.S. hardware sales submitted to the third party, which can vary by month.

The 2014 Plan required that the Company or the relevant portion of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a certain threshold percentage of the budgeted amounts for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that an executive would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2014.

The following levels of achievement, and the corresponding levels of payment of targeted cash incentive compensation, were used for the 2014 consolidated IEI EFO, U.S. EFO and EMEA EFO performance measures set forth above, with 200% of target being the maximum each executive could earn:

Attainment (of budgeted EFO)	Below 80%	80%	85%	90%	95%	100%	105%	110%	115%	120%
Payout Multiple	0%	50%	62.5%	75%	87.5%	100%	125%	150%	175%	200%

The following levels of achievement, and the corresponding levels of payment of targeted cash incentive compensation, were used for the 2014 consolidated IEI Services GP Growth, U.S. Services GP Growth and EMEA Services GP Growth performance measures set forth above, with 200% being the maximum each executive could earn:

Consolidated IEI Services GP Growth:		U.S. Services GP Growth:		EMEA Services GP Growth:

Attainment: (Change vs. 2013)	Payout Multiple	Attainment: (Change vs. 2013)	Payout Multiple	Attainment: (Change vs. 2013)	Payout Multiple
Below 4.0%	0%	Below 1.1%	0%	Below 10.8%	0%
4.0%	25%	1.1%	25%	10.8%	25%
6.4%	50%	3.4%	50%	13.3%	50%
8.8%	85%	5.7%	85%	15.8%	85%
11.1%	90%	8.0%	90%	18.4%	90%
13.5%	93%	10.3%	93%	20.9%	93%
15.9%	95%	12.6%	95%	23.4%	95%
18.2%	100%	14.9%	100%	25.9%	100%
21.8%	125%	18.3%	125%	29.7%	125%
25.3%	150%	21.8%	150%	33.5%	150%
28.9%	175%	25.2%	175%	37.2%	175%
32.4%	200%	28.6%	200%	41.0%	200%

The following levels of achievement, and the corresponding levels of payment of targeted cash incentive compensation, were used for the 2014 consolidated IEI Global Revenue Growth and U.S. Revenue Growth performance measures set forth above, with 200% being the maximum each executive could earn:

Consolidated IEI Global Revenue Growth:	U.S. Revenue Growth:

Attainment: (Change vs. 2013)	Payout Multiple	Attainment: (Change vs. 2013)	Payout Multiple
Below 0%	0%	Below 0%	0%
0.0004%	0.01%	0.0006%	0.01%
0.041%	1%	0.1%	1%
0.41%	10%	0.6%	10%
1.0%	25%	1.5%	25%
2.0%	50%	2.9%	50%
3.1%	75%	4.4%	75%
3.7%	90%	5.3%	90%
4.1%	100%	5.8%	100%
4.5%	113.3%	6.4%	113.3%
5.1%	133.3%	7.3%	133.3%
6.1%	166.6%	8.8%	166.6%
7.2%	200%	10.2%	200%

The following levels of achievement, and the corresponding levels of payment of targeted cash incentive compensation, were used for the 2014 U.S. Hardware Market Share Growth performance measure set forth above, with 200% of target being the maximum each executive could earn:

Attainment: (Basis Point Change over 2013)	Below 20	20	30	40	60	70	80	90	100
Payout Multiple	0%	25%	50%	90%	100%	125%	150%	175%	200%

The budgeted target, actual financial attainment and payout levels for the 2014 Plan were as follows:

Financial Objective	Target	Actual	% Payout
IEI EFO (non-GAAP)	$141.0 million	$140.8 million	99.7%
U.S. EFO (non-GAAP)	$106.4 million	$101.7 million	89.0%
EMEA EFO (non-GAAP)	$15.8 million	$20.1 million	200.0%
IEI Services GP Growth	18.2% increase	12.2% increase	91.4%
U.S. Services GP Growth	14.9% increase	10.6% increase	93.3%
EMEA Services GP Growth	25.9% increase	16.2% increase	85.8%
IEI Global Revenue Growth	4.1% increase	3.3% increase	80.0%
U.S. Revenue Growth	5.8% increase	2.7% increase	46.4%
U.S. Hardware Market Share Growth	60 bps increase	92 bps decrease	0.0%

Based on the achievement levels set forth above, the approved 2014 target and earned cash incentive compensation for each of our named executive officers were as follows:

•	Kenneth T. Lamneck, Chief Executive Officer – Target $709,172 (100% of base salary); Earned $586,485;

•	Glynis A. Bryan, Chief Financial Officer – Target $443,679 (100% of base salary); Earned $366,923;

•	Wolfgang Ebermann, President, Insight EMEA – Target $280,100 [1]; Earned $280,100 [1];

•	Steven W. Dodenhoff, President, Insight United States – Target $325,028 (75% of base salary); Earned $239,221; and

•	Michael P. Guggemos, Chief Information Officer – Target $159,918 (45% of base salary); Earned $132,252.

[1]	Mr. Ebermann’s 2014 target and earned cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. The target is €250,000. Pursuant to Mr. Ebermann’s employment agreement, his target cash incentive was guaranteed for 2014. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2014 target and earned cash incentive compensation was determined by multiplying the Euros paid by the exchange rate applicable on the date paid.

2015 Cash Incentive Plan

For 2015, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total cash compensation will be awarded through cash incentives if performance targets are met.

The 2015 cash incentive plan (the “2015 Plan”) provides incentive award opportunities for select employees, including named executive officers. The 2015 Plan was also adopted pursuant to the Amended 2007 Omnibus Plan. Under the 2015 Plan, the Company established defined financial objectives for each of its current named executive officers and established the percentage of total cash incentive compensation to be tied to each of the specified financial objectives, as follows:

Position	IEI EFO	IEI Global Revenue Growth	U.S. Revenue Growth	U.S. Hardware Market Share Growth	IEI Services GP Growth	U.S. EFO	U.S. Services GP Growth
President and Chief Executive Officer	25%	25%	—	25%	25%	—	—
Chief Financial Officer	25%	25%	—	25%	25%	—	—
President, Insight United States	—	—	25%	25%	—	25%	25%
Chief Information Officer	25%	25%	—	25%	25%	—	—

Position	EMEA EFO	EMEA Revenue Growth	EMEA Services GP Growth
President, Insight EMEA	50%	25%	25%

For purposes of the 2015 Plan, “IEI EFO,” “U.S. EFO,” “EMEA EFO,” “IEI Global Revenue Growth,” “U.S. Revenue Growth,” “IEI Services GP Growth,” “U.S. Service GP Growth,” “EMEA Services GP Growth,” and “U.S. Hardware Market Share Growth” will be calculated consistent with 2014 (as discussed above). “EMEA Revenue Growth,” a new performance measure in 2015, will be based on actual 2015 net sales from the Company’s EMEA operating segment compared to 2014.

The 2015 Plan requires that the Company or the relevant portion of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a certain percentage of the target amounts for the particular performance measure before any payment may be made to an executive with respect to that performance measure. Therefore, it is possible that an executive will have different levels of achievement for each of his or her separate performance measures and could receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and are considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2015, with no payment below a threshold level and with 200% of target being the maximum each executive may earn.

The approved 2015 target cash incentive compensation amounts for each of our current named executive officers are set forth below. Consistent with 2014, the 2015 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are consistent with those utilized in 2014 (other than for Mr. Ebermann and Mr. Guggemos, whose positions and compensation were re-evaluated for 2015).

•	Kenneth T. Lamneck, President and Chief Executive Officer – Target 100% of 2015 base salary, or $726,901;

•	Glynis A. Bryan, Chief Financial Officer – Target 100% of 2015 base salary, or $454,771;

•	Wolfgang Ebermann, President, Insight EMEA – Target 62% of 2015 base salary, or $309,355 [1];

•	Steven W. Dodenhoff, President, Insight United States – Target 75% of 2015 base salary, or $333,153; and

•	Michael P. Guggemos, Chief Information Officer – Target 50% of 2015 base salary, or $194,629.

[1]	Mr. Ebermann’s 2015 target cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. The target is €294,624. Mr. Ebermann’s approved 2015 target cash incentive compensation assumes an exchange rate of $1.05 per Euro.

The target award for each of the executives is intended to define the amount that would be earned by the executive if the Company achieves each of the performance measures at the target level. The Compensation Committee also sets award levels for performance below the “target” performance level and seeks to encourage outstanding executive performance by setting award opportunity levels above the “target” performance, up to the maximum level.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:

•	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;

•	facilitate increased equity ownership by executives;

•	encourage executive retention through use of multiple-year vesting periods; and

•	provide competitive levels of total compensation to executive officers if expected levels of performance are achieved.

Long-term equity-based incentives are currently issued in the form of service and performance-based RSUs. Consistent with the practice followed since 2009, the Compensation Committee decided that the Company’s executive officers would receive 60% of their equity-based incentive awards in performance-based RSUs and 40% in service-based RSUs. To encourage continued employment with the Company, service-based awards vest over a four-year vesting schedule. Performance-based RSUs are earned only if predetermined annual financial performance goals are achieved and are then subject to a three-year vesting period. One of the Compensation Committee’s goals in granting 40% of the award in the form of service-based RSUs vesting over four years is to enhance retention, whereas the other 60% of the award is performance-based, which the Compensation Committee believes aligns the interests of management and the stockholders. To encourage overachievement of targets, significant upside potential exists related to the number of RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed a set performance threshold, no performance-based RSUs are earned. All grants of equity-based compensation are currently made under the Amended 2007 Omnibus Plan. The Compensation Committee believes that the 60/40 split of performance-based and service-based RSUs has demonstrated its value in paying for performance and promoting retention.

For 2014 and 2015, the Compensation Committee determined target equity-based incentive compensation for executive officers considering comparison group data in the market analysis prepared by Compensia in 2013. Based on the study, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, is competitive with market practice, and the 60/40 split of performance-based and service-based RSUs continues to reward executives for performance and promotes retention of the Company’s executives.

In order to link equity-based incentive compensation to annual performance and to continue to align the interests of management and stockholders, the Compensation Committee initiates annual grants of equity-based incentive compensation awards to executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants as well as a pool of shares from which the Chief Executive Officer may make discretionary and/or new hire RSU grants throughout the year to individuals other than non-employee directors or Section 16 officers. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the Company’s consolidated financial statements.

2014 Equity-Based Incentive Plan

The 2014 RSU awards for executive officers, which were 40% service-based and 60% performance-based, were approved on February 12, 2014. The service-based RSUs vest in four equal annual installments beginning on February 20, 2015. The performance-based grants, to the extent earned, vest in three equal annual installments beginning on February 20, 2015, and the number of RSUs earned was dependent on the Company’s actual ROIC for the fiscal year ended December 31, 2014, on a consolidated non-GAAP basis, with non-GAAP ROIC being defined as actual 2014 IEI EFO (tax effected at an assumed tax rate of 37%), divided by Invested Capital. Invested Capital is defined as average equity, plus average debt, less average cash balances, as reported by the Company during the year ended December 31, 2014. The averages were computed using the five most recent quarter-end balances (December 31, 2013 through December 31, 2014) and included the assumption that acquisition goodwill was not impaired and continued to be present in all periods (i.e., average equity was not reduced for the non-cash goodwill impairment charge that was taken in 2008). For the performance-based RSUs, the Company’s actual non-GAAP ROIC for 2014 fell in the range of 9.75% to 10.10%, which equated to 100% of the target number of performance-based RSUs being issued to each of our named executive officers. The non-GAAP ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2014. The following levels of achievement, and corresponding levels of award of targeted equity-based incentive compensation, were used for the non-GAAP ROIC performance measure, with 200% of target being the maximum each executive could earn:

ROIC Range	% of Target RSUs
Above 12.62%	200.0%
12.27% - 12.62%	187.5%
11.91% - 12.26%	175.0%
11.55% - 11.90%	162.5%
11.19% - 11.54%	150.0%
10.83% - 11.18%	137.5%
10.47% - 10.82%	125.0%
10.11% - 10.46%	112.5%
9.75% - 10.10%	100.0%
9.39% - 9.74%	90.0%
9.03% - 9.38%	50.0%
8.67% - 9.02%	25.0%
Below 8.67%	0.0%

The following table sets forth the number of service-based and performance-based awards to our named executive officers under the 2014 equity-based incentive plan:

		Performance-Based RSU Awards
Named Executive Officer	Service-Based RSUs Awarded (#)	Target Number of Performance- Based RSUs (1)	2014 Actual Non-GAAP ROIC	Award Level	Performance- Based RSUs Awarded (#)
Kenneth T. Lamneck, President and Chief Executive Officer	32,830	49,244	9.75%	100%	49,244
Glynis A. Bryan, Chief Financial Officer	11,177	16,766	9.75%	100%	16,766
Wolfgang Ebermann, President, Insight EMEA	8,640	12,959	9.75%	100%	12,959
Steven W. Dodenhoff, President, Insight United States	9,504	14,255	9.75%	100%	14,255
Michael P. Guggemos, Chief Information Officer	6,480	9,719	9.75%	100%	9,719

(1)	Target was based on the Company achieving its non-GAAP ROIC target range for 2014 of 9.75%—10.10%.

2015 Equity-Based Incentive Plan

The 2015 RSU awards for executive officers, which are 40% service-based and 60% performance-based, were approved on February 11, 2015. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2016. The performance-based grants will, if earned, vest in three equal annual installments beginning on February 20, 2016, and the number of RSUs to be issued, if any, will vary depending on the Company’s ROIC for the fiscal year ending December 31, 2015, on a consolidated non-GAAP basis, with non-GAAP ROIC and Invested Capital being defined consistent with 2014 (as discussed above). For the performance-based RSUs: if the Company achieves less than 92% of its 2015 ROIC target range, no RSUs will be issued and if the Company achieves greater than 128% of its 2015 ROIC target range, 200% of the target number of RSUs will be issued. The ROIC target range was set in conjunction with the Company’s overall annual budget and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2015.

In determining the amount of equity-based incentive compensation for 2015, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s careful review of the 2013 Compensia analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, and on the Compensation Committee’s review of the Company’s 2015 budget and the recommendations of Compensia, the Compensation Committee awarded RSUs to executive officers in 2015 equal in value (as of the grant date) to the 2014 awards.

The 2015 service-based and performance-based RSUs, granted on February 20, 2015, included the following awards for our current named executive officers:

Named Executive Officer	Service-Based RSUs (#)	Target Number of Performance- Based RSUs (#)(1)
Kenneth T. Lamneck, President and Chief Executive Officer	29,119	43,678
Glynis Bryan, Chief Financial Officer	9,914	14,871
Wolfgang Ebermann, President, Insight EMEA	7,663	11,495
Steven W. Dodenhoff, President, Insight United States	8,429	12,644
Michael P. Guggemos, Chief Information Officer	5,747	8,621

(1)	Target award, which is based on the Company achieving 100% of its 2015 ROIC target range, as defined by and calculated in accordance with the 2015 equity-based incentive plan. As discussed above, if the Company achieves less than 92% of its 2015 ROIC target range, no performance-based RSUs will be issued and if the Company achieves greater than 128% of its 2015 ROIC target range, a total of 200% of the target number of performance-based RSUs will be issued.

Severance and Change in Control Plans

Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”

Benefits and Perquisites

Our named executive officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our named executive officers other than Mr. Ebermann are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our teammates. Mr. Ebermann participates in statutory health insurance and pension plans available to other teammates in Germany. Mr. Ebermann also receives an automobile allowance and enhanced Company-paid insurance benefits in case of death or disability, which are benefits generally available to executives in EMEA. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.

We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our named executive officers in the United States. The costs of perquisites and other personal benefits provided to our named executive officers during 2014 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.

Stock Ownership Guidelines

In 2007, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines that:

•	are designed to align the interests of key executives, Board members and stockholders;

•	provide a five-year transition period for each new executive and each new Board member to reach ownership guidelines; and

•	define which ownership interests will count towards the guidelines.

The guidelines specify that, subsequent to the five-year transition period, as of each January 1, each executive and each Board member is expected to hold shares of Insight common stock with a value at least equal to a specified multiple of his or her annual base salary or retainer. In December 2014, based on recommendations of the Compensation Committee’s independent compensation consultant, increases were made in the holding guidelines for the President and Chief Executive Officer and the members of the Board of Directors. For the President and Chief Executive Officer, three times annual base salary (previously two times) is required. For all other Executives, the guidelines remain at one times annual base salary. For Board members, three times the annual base retainer (previously two times) is required. An additional three-year transition period was added to permit compliance with the enhanced ownership guidelines. Failure to meet or to show sustained progress toward meeting the stock ownership guidelines may result in a reduction in future long-term incentive grants and also may result in a requirement to retain some or all stock attained through Company grants of equity until the stock ownership guidelines are attained.

Executive Compensation Recovery

We have an incentive compensation recovery, or “clawback,” policy that applies to our executive officers. Under this policy, in the event of a material restatement of our financial results, we may recover from an executive officer any incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation.

Chief Executive Officer Compensation

The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities for short-term and long-term incentive compensation (cash and equity, respectively).

In setting the Chief Executive Officer’s compensation for 2014, the Compensation Committee approved a 2.5% increase in base salaries for 2014 for most of the Company’s executive officers, including Mr. Lamneck, raising his base salary to $709,172 for 2014. As noted above, executive officer target cash incentive compensation is reflected as a percentage of base salary (100% in Mr. Lamneck’s case) resulting in Mr. Lamneck’s target cash incentive award also increasing 2.5% to $709,172 in 2014. Also as noted above, target equity-based compensation awards approved by the Compensation Committee for 2014 reflect no increases from 2013. As a result, Mr. Lamneck’s total target direct compensation for 2014 was $3,318,344 (compared to $3,283,750 in 2013); however, Mr. Lamneck’s actual annual compensation earned for 2014 was 96.3% of the total target, or $3,195,671 (valuing his equity-based compensation at the grant date fair value). As noted above, the Compensation Committee again approved a 2.5% increase in base salaries for 2015 for the Company’s executive officers, including Mr. Lamneck, raising his base salary to $726,901 for 2015 and his target cash incentive compensation, reflected as a percentage of base salary (100% in Mr. Lamneck’s case) to $726,901 for 2015. Also as noted above, target equity-based compensation awards approved by the Compensation Committee for 2015 again reflected no increases from 2014. As a result, Mr. Lamneck’s total target direct compensation for 2015 is $3,353,802 (compared to $3,318,344 in 2014).

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the IRC generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year, but contains an exception for performance-based compensation if certain conditions are met. Base salary and service-based RSUs, by their nature, do not qualify as performance-based compensation, and amounts attributable to such compensation paid to these officers in excess of $1 million will not be deductible by the Company for federal income tax purposes. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements could at times further the long-term interests of the Company and its stockholders. Nevertheless, the Compensation Committee believes that it is important to maximize the corporate tax deductibility of executive compensation. Therefore, to help maximize the deductibility of payments made beginning in 2008, the Company sought and received stockholder approval of its Amended 2007 Omnibus Plan (first in 2007 and again in 2011).

Accounting for Stock-Based Compensation

Stock-based compensation is measured based on the fair value of the award on the date of grant, and the corresponding expense is recognized over the period during which the executive is required to provide service in exchange for the reward. Compensation expense related to service-based RSUs is recognized on a straight-line basis over the requisite service period for the entire award. Compensation expense related to performance-based RSUs is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards (i.e., a graded vesting basis).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Kathleen S. Pushor, Chair

Richard E. Allen	Michael M. Fisher
Bennett Dorrance	Robertson C. Jones

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2014 were Ms. Pushor (Chair) and Messrs. Allen, Dorrance, Fisher and Jones. No member of the Compensation Committee was at any time during 2014 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2014.

SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for services rendered to us by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. We refer to these persons as named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kenneth T. Lamneck, President and Chief Executive Officer	2014	709,172	1,900,013	586,485	22,249	3,217,919
	2013	691,875	1,900,005	276,750	19,606	2,888,236
	2012	675,000	1,900,017	402,469	24,688	3,002,174
Glynis A. Bryan, Chief Financial Officer	2014	443,679	646,880	366,923	15,826	1,473,308
	2013	432,858	646,885	173,143	10,866	1,263,752
	2012	422,300	646,893	253,406	16,623	1,339,222
Wolfgang Ebermann, (4) President, Insight EMEA	2014	578,315	950,019	280,100	38,543	1,846,977
Steven W. Dodenhoff, President, Insight United States	2014	433,370	550,021	239,221	20,024	1,242,636
	2013	375,000	350,003	84,630	27,180	836,813
	2012	310,417	389,376	114,333	5,745	819,871
Michael P. Guggemos, Chief Information Officer	2014	355,374	375,007	132,252	9,463	872,096
	2013	346,706	375,005	62,407	9,446	793,564
	2012	338,250	375,001	90,757	8,437	812,445

(1)	These amounts reflect the grant date fair value of the RSU awards granted to our named executive officers. For awards subject to performance conditions, the grant date fair value reported is at the target level, which was considered the probable outcome of the performance conditions, determined as of the grant date.

For 2014, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2014 of $23.15 multiplied by the target number of RSU awards. For the 60% of the 2014 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Ebermann, Mr. Dodenhoff and Mr. Guggemos, the maximum value of RSUs (performance- and service-based) assuming the maximum achievement at the highest level of performance was $3,040,012, $1,035,013, $1,250,020, $880,024 and $600,002, respectively. For Mr. Ebermann, the 2014 amount includes a stock award with a grant date fair value of $450,002 in service-based RSUs on February 10, 2014 that Mr. Ebermann received in conjunction with the commencement of his employment by the Company effective January 6, 2014. As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs for all named executive officers for 2014 was 100% of the target number.

For 2013, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2013 of $20.51 multiplied by the target number of RSU awards. For the 60% of the 2013 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff and Mr. Guggemos, the maximum value of RSUs assuming the maximum achievement at the highest level of performance was $3,040,013, $1,035,017, $560,005 and $600,000, respectively. The actual award level for performance-based RSUs for all named executive officers for 2013 was 0% of the target number.

For 2012, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 17, 2012 (the last trading day immediately preceding the grant date because the grant date was not a trading day) of $21.98 multiplied by the target number of RSU awards. For the 60% of the 2012 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff and Mr. Guggemos, the maximum value of RSUs assuming the maximum achievement at the highest level of performance was $3,040,032, $1,035,038, $559,998 and $600,010, respectively. For Mr. Dodenhoff, the 2012 amount includes a stock award with a grant date fair value of $120,000 in service-based RSUs on February 10, 2012 that Mr. Dodenhoff received in conjunction with his employment by the Company effective January 30, 2012 and an award that Mr. Dodenhoff was granted in connection with his appointment as President, Insight United States, effective October 1, 2012. Upon his promotion, Mr. Dodenhoff was granted RSUs having an aggregate value of the difference between a target award of $350,000 and the target award amount of $250,000 that he was granted on February 20, 2012, prorated for the remainder of 2012. The grant date fair value of this incremental award was calculated based on the closing price of the Company’s common stock on November 9, 2012 (the last trading day immediately preceding the grant date because the grant date was not a trading day) of $15.50 multiplied by 62.5% of the target number of RSU awards, as that percentage was considered to be the probable outcome as of the grant date. The actual award level for performance-based RSUs for all named executive officers for 2012 was 50% of the target number.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(2)	Non-Equity Incentive Plan Compensation represents bonuses earned by executives under the 2014, 2013 and 2012 cash incentive plans, respectively. The cash incentive plan compensation for 2014 was paid to the named executive officers prior to March 15, 2015.
(3)	All Other Compensation for 2014 represents payments to:

•	Mr. Lamneck for expenses incurred for a Company paid executive physical, expenses incurred related to premium payments made on his behalf for long-term disability insurance, matching contributions to his 401(k), value received related to an annual sales incentive trip, an allowance for cell phone expenses and a discretionary contribution to his health savings account. We consider the cost of the executive physical, premium payments for long-term disability insurance and value received related to an annual sales incentive trip to be perquisites, none of which individually exceeded $10,000.

•	Ms. Bryan for expenses incurred related to premium payments made on her behalf for long-term disability insurance, matching contributions to her 401(k), expenses incurred for a Company paid executive physical, an allowance for cell phone expenses and a discretionary contribution to her health savings account. We consider the cost of premium payments for long-term disability insurance and executive physical to be perquisites, none of which individually exceeded $10,000.

•	Mr. Ebermann for an auto allowance of $28,377 and expenses incurred related to premium payments made on his behalf for disability and death insurance of $10,166. We consider the cost of the auto allowance and premium payments for disability and death insurance to be perquisites.

•	Mr. Dodenhoff for expenses incurred for a Company paid executive physical, expenses incurred related to premium payments made on his behalf for long-term disability insurance, matching contributions to his 401(k), an allowance for cell phone expenses, and a discretionary contribution to his health savings account. We consider the cost of the executive physical and premium payments for long-term disability insurance to be perquisites, none of which individually exceeded $10,000.

•	Mr. Guggemos for matching contributions to his 401(k), expenses incurred related to premium payments made on his behalf for long-term disability insurance, an allowance for cell phone expenses and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

(4)	Mr. Ebermann is a resident of Germany. He was paid in Euros. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, respectively, by the compensation earned during the quarter. The non-equity incentive plan compensation amount included in the table above was determined by multiplying the Euros paid by the exchange rate applicable on the date paid.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards made during the year ended December 31, 2014 to the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth T. Lamneck			243,787	709,172	1,418,344	—	—	—	—	—
	2/20/2014	2/12/2014	—	—	—	12,311	49,244	98,488	—	1,139,999
	2/20/2014	2/12/2014	—	—	—	—	—	—	32,830	760,014
Glynis A. Bryan			152,520	443,679	887,358	—	—	—	—	—
	2/20/2014	2/12/2014	—	—	—	4,192	16,766	33,532	—	388,133
	2/20/2014	2/12/2014	—	—	—	—	—	—	11,177	258,747
Wolfgang Ebermann (4)	2/10/2014	1/24/2014	—	—	—	—	—	—	22,005	450,002
			280,100	280,100	280,100	—	—	—	—	—
	2/20/2014	2/12/2014	—	—	—	3,240	12,959	25,918	—	300,001
	2/20/2014	2/12/2014	—	—	—	—	—	—	8,640	200,016
Steven W. Dodenhoff			111,732	325,028	650,056	—	—	—	—	—
	2/20/2014	2/12/2014	—	—	—	3,564	14,255	28,510	—	330,003
	2/20/2014	2/12/2014	—	—	—	—	—	—	9,504	220,018
Michael P. Guggemos			54,974	159,918	319,836	—	—	—	—	—
	2/20/2014	2/12/2014	—	—	—	2,430	9,719	19,438	—	224,995
	2/20/2014	2/12/2014	—	—	—	—	—	—	6,480	150,012

(1)	Represents awards under the 2014 cash incentive plan discussed under the heading “2014 Cash Incentive Plan” of the CD&A in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each named executive officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.
(2)	Pursuant to the 2014 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made on February 20, 2014. For the 60% of the 2014 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. As discussed in the CD&A section of this proxy statement, the actual award level for 2014 was 100% of the target number of performance-based RSUs.
(3)	For the 60% of the 2014 awards that were subject to performance conditions, the grant date fair of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 20, 2014 of $23.15 multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. As discussed in the CD&A section of this proxy statement, the actual award level for 2014 was 100% of the target number of performance-based RSUs. For the 40% of the 2014 awards that did not have performance conditions, the grant date fair value for the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 20, 2014 of $23.15 multiplied by the number of service-based RSUs granted. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.
(4)	Mr. Ebermann’s cash incentive threshold, target and maximum amounts for the 2014 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. Pursuant to Mr. Ebermann’s employment agreement, his cash incentive was guaranteed at €250,000 for 2014. As such, Mr. Ebermann’s threshold, target and maximum are all reflected as €250,000 translated to U.S dollars in the table above by multiplying the Euros paid by the exchange rate applicable on the date paid.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards at December 31, 2014 for the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Kenneth T. Lamneck	143,984	3,727,746
Glynis A. Bryan	49,765	1,288,416
Wolfgang Ebermann	43,604	1,128,908
Steven W. Dodenhoff	36,013	932,377
Michael P. Guggemos	28,849	746,901

(1)	Under various service-based equity incentive compensation programs, our named executive officers have received varying levels of grants of service-based RSUs that (beginning with the 2011 awards) vest ratably over four years.

Pursuant to the 2014 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2014. For the 60% of the 2014 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 100% of the target, as actual consolidated ROIC was within the target range for the fiscal year ended December 31, 2014. As of December 31, 2014, upon the Company’s achievement of the actual ROIC amount for the fiscal year ended December 31, 2014, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

Pursuant to the 2013 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2013. For the 60% of the 2013 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 0% of the target.

Pursuant to the 2012 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2012. For the 60% of the 2012 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 50% of the target, as actual consolidated ROIC was below the target range for the fiscal year ended December 31, 2012. As of December 31, 2012, upon the Company’s achievement of the actual ROIC amount for the fiscal year ended December 31, 2012, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

All of these grants of RSUs were made under the Amended 2007 Omnibus Plan.

The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date.

Name	2/10/2015	2/20/2015	2/10/2016	2/20/2016	2/10/2017	2/20/2017	2/10/2018	2/20/2018
Kenneth T. Lamneck	—	59,362	—	42,531	—	33,884	—	8,207
Glynis A. Bryan	—	20,955	—	14,480	—	11,536	—	2,794
Wolfgang Ebermann	5,502	6,480	5,501	6,480	5,501	6,479	5,501	2,160
Steven W. Dodenhoff	1,621	11,431	1,620	10,132	—	8,833	—	2,376
Michael P. Guggemos	—	12,148	—	8,394	—	6,687	—	1,620

(2)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2014 ($25.89).

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information with respect to shares of Company common stock acquired through vesting of restricted stock units and the number of shares acquired and value realized on vesting by the named executive officers during 2014. There were no outstanding stock options in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kenneth T. Lamneck	55,209	1,278,088
Glynis A. Bryan	21,398	495,364
Wolfgang Ebermann (2)	—	—
Steven W. Dodenhoff	5,925	132,787
Michael P. Guggemos	12,405	287,176

(1)	During 2014, the stock awards (all RSUs) that vested for the named executive officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the named executive officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the named executive officers. The net number of shares acquired by Mr. Lamneck, Ms. Bryan, Mr. Dodenhoff and Mr. Guggemos on vesting was 36,050, 14,363, 3,903 and 8,380, respectively.
(2)	Mr. Ebermann joined Insight effective January 6, 2014. None of his stock awards vested during 2014.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL PLANS

Our employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our named executive officers in the United States provide for continually renewing terms (one year for Messrs. Lamneck, Dodenhoff and Guggemos and two years for Ms. Bryan). Mr. Ebermann’s employment agreement may be terminated with a notice period of 12 months, during which period Mr. Ebermann will continue to be an employee and will receive all of the benefits under the employment agreement. All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control plus a triggering termination under the change of control agreement), provided, however, that under the terms of the Amended 2007 Omnibus Plan, applicable to all employees, a change in control would result in all stock awards becoming fully exercisable and vested to the full extent of the original grant, any restrictions would lapse and all performance-based awards would be earned and payable in full at target levels.

The Company’s employment agreements with its named executive officers are intended to comply with Section 409A of the IRC. The material terms of the employment agreements with our named executive officers are as follows:

Kenneth T. Lamneck

(i)	Effective as of January 1, 2010.

(ii)	A severance payment upon termination “without cause,” by Mr. Lamneck for “good reason,” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,800,000, payable in equal installments over a period of 12 months following the date of termination.

(iii)	In the event of Mr. Lamneck’s death or “disability,” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(iv)	The agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Lamneck upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2014:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,800,000	$—	$—	$1,800,000
Change in Control – Involuntary Termination	1,800,000	3,727,746	—	5,527,746
Change in Control – Without Termination	—	3,727,746	—	3,727,746
Disability	—	—	—	—
Death	—	—	—	—

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2014 of $25.89 per share.

Glynis A. Bryan

(i)	Effective as of January 1, 2009.

(ii)	A severance payment upon termination “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits. All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.

(iv)	In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)	The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.

The table below outlines the potential payments to Ms. Bryan upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2014:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$1,507,687	$—	$24,063	$1,531,750
Change in Control – Involuntary Termination	1,761,093	1,288,416	42,110	3,091,619
Change in Control – Without Termination	—	1,288,416	—	1,288,416
Disability	477,843	—	—	477,843
Death	477,843	—	—	477,843

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2014 of $25.89 per share.

Wolfgang Ebermann

(i)	Commenced January 6, 2014.

(ii)	The employment agreement may be terminated with a notice period of twelve months, during which period Mr. Ebermann will continue to be an employee and will receive all of the benefits under the employment agreement.

(iii)	The Company’s right to terminate Mr. Ebermann’s employment with immediate effect for compelling reason is not restricted by provision (ii).

(iv)	If Mr. Ebermann is prevented from working due to being incapacitated as a result of sickness not due to his fault, then the Company shall continue to make salary payments in accordance with statutory provisions. According to the continued payment laws in Germany in effect at the date the employment agreement was signed, the remunerations will be paid for up to six weeks. Thereafter, Mr. Ebermann will be granted a subsidy that covers the difference between the sickness benefit of the statutory health insurance (or his private health insurance) and his monthly remuneration up and until the expiration of a 120-day term commencing with the occurrence of incapacity. The subsidy will be granted only once within a period of three years.

(v)	The agreement also provides for non-disclosure by Mr. Ebermann of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.

(vi)	The employment shall end in any event automatically, without need for notice, with the expiry of such month in which Mr. Ebermann attains statutory retirement age under the statutory pension scheme.

The table below outlines the potential payments to Mr. Ebermann upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2014:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Change in Control – Involuntary Termination	$—	$1,128,908	$—	$1,128,908
Change in Control – Without Termination	—	1,128,908	—	1,128,908

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2014 of $25.89 per share.

Steven W. Dodenhoff

(i)	Effective as of January 30, 2012.

(ii)	A severance payment upon termination “without cause” or termination by Mr. Dodenhoff for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Mr. Dodenhoff terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 12 months following termination or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)	In the event of Mr. Dodenhoff’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)	The agreement also provides for non-disclosure by Mr. Dodenhoff of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Dodenhoff upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2014:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$786,924	$—	$20,996	$807,920
Change in Control – Involuntary Termination	786,924	932,377	20,996	1,740,297
Change in Control – Without Termination	—	932,377	—	932,377
Disability	347,564	—	—	347,564
Death	347,564	—	—	347,564

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2014 of $25.89 per share.

Michael P. Guggemos

(i)	Effective as of November 1, 2010.

(ii)	A severance payment upon termination “without cause” or termination by Mr. Guggemos for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)	A severance payment following a “change in control” of the Company if Mr. Guggemos terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of 12 months following termination or eligibility for new benefits. In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)	In the event of Mr. Guggemos’ termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)	The agreement also provides for non-disclosure by Mr. Guggemos of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Guggemos upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2014:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total
Termination Without Cause or for Good Reason as defined in the employment agreement	$578,383	$—	$18,924	$597,307
Change in Control – Involuntary Termination	578,383	746,901	18,924	1,344,208
Change in Control – Without Termination	—	746,901	—	746,901
Disability	221,096	—	—	221,096
Death	221,096	—	—	221,096

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2014 of $25.89 per share.

DIRECTOR COMPENSATION

Mr. Lamneck did not receive any separate compensation for his Board service or activities. In 2014, each non-employee director received $20,000 per quarter for serving on the Board. An additional $6,250, $5,000 and $2,500 per quarter was paid to the director serving as the Chair of the Audit, Compensation and Nominating and Governance Committees, respectively. For 2015, each non-employee director will again receive $20,000 per quarter for serving on the Board, and payments for serving as Chair of a committee will remained unchanged as well, except that the quarterly amount paid to the director serving as the Chair of the Audit Committee will increase by $1,250 to $7,500 per quarter. In lieu of standard compensation for directors, because of his time commitments to the Company as Chair of the Board, Mr. Crown was paid a retainer of $130,000 for 2014. For 2015, Mr. Crown’s retainer will increase by $10,000 to $140,000 per year for his service as Chair of the Board. We reimburse non-employee directors for their reasonable expenses incurred in connection with service as directors, and non-employee directors may elect to participate at their own cost in the medical and dental benefit programs offered to all teammates.

For 2014, existing non-employee directors received a grant of RSUs with a grant date fair value equal to $80,004, calculated at the closing price of the Company’s shares on the date of its 2014 annual meeting. For 2015, existing non-employee directors will receive a grant of RSUs with a grant date fair value equal to approximately $90,000, calculated at the closing price of the Company’s shares on the date of its annual meeting. Upon joining the Board, new non-employee directors will receive a pro-rata share of the last annual grant of RSUs to the other non-employee directors, based on service before the next regularly scheduled annual meeting date. RSU awards to non-employee directors vest ratably over three years, and awards to non-employee directors will fully vest upon retirement, resignation or disability, subject to risk of loss if the non-employee director ends service on the Board without proper notice to the Board.

The table below sets forth information concerning compensation of the Company’s directors in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Richard E. Allen	105,000	80,004	185,004
Timothy A. Crown	130,000	80,004	210,004
Bennett Dorrance	80,000	80,004	160,004
Michael M. Fisher	80,000	80,004	160,004
Larry A. Gunning	80,000	80,004	160,004
Anthony A. Ibargüen	90,000	80,004	170,004
Robertson C. Jones	80,000	80,004	160,004
Kathleen S. Pushor	100,000	80,004	180,004

(1)	These amounts reflect the grant date fair value of the RSU awards granted to our directors. On May 14, 2014, each non-employee director was granted RSUs with a grant date fair value equal to $80,004, calculated at the closing price of the Company’s shares on the date of its 2014 annual meeting ($28.21). These amounts include awards pursuant to the Amended 2007 Omnibus Plan. An estimate of forfeitures is not included in these amounts.
(2)	As of December 31, 2014, the aggregate number of unvested stock awards outstanding for each non-employee director was as follows:

Name	Unvested Stock Awards
Richard E. Allen	7,605
Timothy A. Crown	7,336
Bennett Dorrance	7,336
Michael M. Fisher	7,336
Larry A. Gunning	7,336
Anthony A. Ibargüen	7,336
Robertson C. Jones	7,336
Kathleen S. Pushor	7,336

The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any director, $10,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2014.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

No director, executive officer or any beneficial owner of more than 5% of our outstanding capital stock had any direct or indirect material interest in any transaction with us required to be disclosed during 2014 or since the commencement of the 2015 fiscal year, except as disclosed below.

In December 2014, we sold a Company-owned 21,375 square foot facility (and its furnishings) that previously served as executive offices and administration space in Tempe, Arizona to a trust (the “Purchaser”). Timothy A. Crown, the Chair of our Board of Directors, serves as trustee of that trust. Previous to the sale, for approximately twelve months while the Company was in the process of reviewing its ongoing needs for space in Tempe, the facility had been leased to another entity in which Mr. Crown has an interest. The Company ultimately determined that the facility did not meet its needs for space in the foreseeable future. Rent was based on a review by the Company’s outside real estate brokerage adviser of comparable rentals in the relevant market area. The annual rent for the facility was $11.50 per square foot (last year’s proxy statement incorrectly stated that the monthly rent was $11.50 per square foot).

The facility had been marketed for sale from July through December of 2013. During that time, the Company received no offers or expressions of interest. Prior to the sale of the facility, in December 2014, the Company again listed the property for sale, and there were no offers or expressions of interest other than from the Purchaser. The facility was sold for $2,500,000, the full appraisal value based on two property valuations provided by independent real estate brokers. Negotiations were conducted on an arm’s-length basis by our outside real estate brokerage advisor, with guidance from Company officers, and we were independently represented by legal counsel and one of the two buy-side real estate brokerage advisors who rendered opinions on the market value of the property. Based on the comparable sales process for similar properties in the relevant market area, the lack of other offers or indications of interest in the property, the arm’s-length negotiations, and the fact that the facility did not suit the needs of the Company in the foreseeable future, the Audit Committee approved the sale of the facility, as required under the Company’s Code of Ethics and Business Practices and other applicable policies, practices and requirements. The Company was not required to pay a commission. Proceeds from the sale of $2,472,000, net of related closing costs and fees, were collected in December 2014, and no amounts related to this transaction remain outstanding as of December 31, 2014. The Company recognized a gain of $895,000 on the sale of the facility.

Related Party Transaction Approval Policy

Our Board of Directors has adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following list of categories of pre-approved transactions: employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee; director compensation subject to disclosure requirements; in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases); any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts; any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis; any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services. In general, the Company is of the view that these transactions with related persons are not significant to investors because they take place under the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.

CODE OF ETHICS

We have adopted a Code of Ethics and Business Practices that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. We intend to satisfy the disclosure requirement under Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics and Business Practices by posting such information on our website at the location specified above, unless otherwise required by the SEC or by NASDAQ Listing Rules to disclose any such waiver on Form 8-K. The Code of Ethics and Business Practices may be viewed online on our website at http://nsit.client.shareholder.com/governance.cfm. To receive a copy of the code, you may also write to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 20, 2015 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and named executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name	Number of Shares		Percent
BlackRock, Inc.	3,559,549	(2)	8.70%
Dimensional Fund Advisors LP	3,436,326	(3)	8.39%
AllianceBernstein LP	2,995,583	(4)	7.30%
The Vanguard Group, Inc.	2,734,894	(5)	6.67%
FMR LLC	2,229,460	(6)	5.44%
Kenneth T. Lamneck	150,763		*
Timothy A. Crown	79,772	(7)	*
Glynis A. Bryan	58,828		*
Bennett Dorrance	36,800	(7)	*
Michael P. Guggemos	22,867		*
Richard E. Allen	19,533	(7)	*
Steven W. Dodenhoff	15,329		*
Wolfgang Ebermann	11,982		*
Michael M. Fisher	11,868	(7)	*
Robertson C. Jones	10,800	(7)	*
Anthony A. Ibargüen	10,300	(7)	*
Kathleen S. Pushor	7,300	(7)	*
Larry A. Gunning	5,468	(7)	*
All directors and named executive officers as a group (13 persons)	441,610	(8)	1.13%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Share data based on information in an amendment to a Schedule 13G filed on January 22, 2015 with the SEC by BlackRock, Inc. As of December 31, 2014, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 3,452,231 shares and sole dispositive power with respect to 3,559,549 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(3)	Share data based on information in an amendment to a Schedule 13G filed on February 5, 2015 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2014, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 3,288,725 shares and sole dispositive power with respect to 3,436,326 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(4)	Share data based on information in an amendment to a Schedule 13G filed on February 10, 2015 with the SEC by AllianceBernstein LP. As of December 31, 2014, the Schedule 13G indicates that AllianceBernstein LP had sole voting power with respect to 2,614,076 shares and sole dispositive power with respect to 2,995,583 shares. The address of AllianceBernstein LP is 1345 Avenue of the Americas, New York, NY 10105.
(5)	Share data based on information in an amendment to a Schedule 13G filed on February 10, 2015 with the SEC by The Vanguard Group, Inc. As of December 31, 2014, the Schedule 13G indicates that The Vanguard Group, Inc. had sole voting power with respect to 54,971 shares, sole dispositive power with respect to 2,684,223 shares and shared dispositive power with respect to 50,671 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.
(6)	Share data based on information in a Schedule 13G filed on February 13, 2015 with the SEC by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson. As of December 31, 2014, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 33,400 shares and that each of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson had sole dispositive power with respect to 2,229,460 shares. The address of each of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.
(7)	For each director, includes 4,016 shares subject to vesting within 60 days of March 20, 2015.
(8)	Includes 32,128 shares subject to vesting within 60 days of March 20, 2015.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed in this proxy statement, which is often referred to as a “say-on-pay” proposal. At the 2011 annual meeting of stockholders held on May 18, 2011, the Board of Directors recommended an annual vote on the compensation of our named executive officers (“say-on-pay”), and the stockholders voted for holding future advisory say-on-pay votes annually. Based on the voting results, the Board affirmed its recommendation and elected to hold future advisory say-on-pay votes on an annual basis. Our next vote on the frequency of our say-on-pay votes will be held on or before our 2017 annual meeting of stockholders.

As described in the CD&A section of this proxy statement, our executive compensation philosophy is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that encourage extraordinary effort on behalf of the Company. The objective of our executive compensation plans is to reward the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders.

We are asking that our stockholders indicate their support of our executive compensation for our named executive officers as described in this proxy statement. While this advisory vote on our executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Corporate Governance – The Board and Its Committees – Contact Information” in this proxy statement for additional information.

Stockholders will be given the opportunity to vote on the following advisory resolution:

RESOLVED, that the stockholders of Insight Enterprises, Inc. hereby approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables and accompanying narrative discussion set forth in this proxy statement.

Vote Required

The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for the advisory approval of Proposal No. 3. Abstentions will have the same effect as a vote cast against Proposal No. 3, and broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 3. The advisory vote is non-binding.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS

DESCRIBED IN THIS PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The following table gives information with respect to our existing equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	888,967	(1)	—	4,091,786	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	888,967		—	4,091,786

(1)	Represents the number of underlying shares of Common Stock associated with outstanding restricted stock units under approved plans.
(2)	Shares of common stock remaining available for issuance under our Amended 2007 Omnibus Plan.

On October 1, 2007, the Company’s Board of Directors approved the 2007 Omnibus Plan, and the 2007 Omnibus Plan became effective when it was approved by Insight’s stockholders at the annual meeting on November 12, 2007. On May 18, 2011, Insight’s stockholders approved the Company’s Amended 2007 Omnibus Plan to increase the number of shares of common stock authorized to be issued thereunder to a total of 7,250,000 shares. The Amended 2007 Omnibus Plan is administered by the Compensation Committee of the Company’s Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the Amended 2007 Omnibus Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. Under the Amended 2007 Omnibus Plan, the Compensation Committee may delegate some of its authority to Insight’s Chief Executive Officer to grant awards to individuals other than non-employee directors or individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Teammates, officers and members of the Board of Directors are eligible for awards under the Amended 2007 Omnibus Plan. The Amended 2007 Omnibus Plan allows for awards of options, stock appreciation rights, restricted stock, RSUs, performance awards as well as grants of cash awards.

AUDIT COMMITTEE REPORT

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. The Company’s management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors’ and KPMG’s work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls, including obtaining progress reports throughout the year on the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the Vice President of Internal Audit and KPMG without the presence of members of management during 2014. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on the Company or were the subject of discussions between management and KPMG. In this context, the Audit Committee met nine times during 2014. As needed at such meetings, the Audit Committee held executive sessions with the Chief Financial Officer, the General Counsel and Secretary, the Principal Accounting Officer, the Vice President of Internal Audit and KPMG.

Management has reviewed and discussed the Company’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting estimates and the accuracy and clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles.

The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Public Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Audit Committee has discussed with KPMG its independence.

Based on the Audit Committee’s discussions with management and KPMG and its review of the representations of management and the reports of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Insight’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

AUDIT COMMITTEE:

Richard E. Allen, Chair

Michael M. Fisher	Anthony A. Ibargüen
Larry A. Gunning	Robertson C. Jones

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG served as our independent registered public accounting firm for the year ended December 31, 2014 and has served in that capacity since being appointed in 1988. The Audit Committee has reappointed KPMG as our independent auditor for the year ending December 31, 2015. Pursuant to its charter, the Audit Committee has sole authority to retain (subject to ratification by stockholders) and terminate the Company’s independent registered public accounting firm.

Fees and Independence

Audit Fees. KPMG billed us an aggregate of $2,442,000 and $1,973,000 for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries for the years ended December 31, 2014 and 2013, respectively.

Audit-Related Fees. Audit-related fees billed by KPMG for the years ended December 31, 2014 and 2013 were $130,000 and $223,000, respectively, and included examinations associated with the Company’s Service Organization Controls reporting. Audit-related fees in 2013 also included fees for services to assist management with an analysis of user access data and segregation of duties within our EMEA IT system.

Tax Fees. Tax fees billed by KPMG for the years ended December 31, 2014 and 2013 were $89,000 and $135,000, respectively, and included fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.

All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2014 and 2013.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2014 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by KPMG, an engagement letter confirming the scope and terms of the work to be performed is obtained by management. The terms of the engagement are summarized by management and submitted to the Audit Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Audit Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for all engagements under $100,000. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee for ratification at its next regular quarterly meeting. Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2014 by KPMG. The services include the annual audit, quarterly reviews, statutory audits for foreign subsidiaries, issuances of consents related to SEC filings and certain tax compliance services.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has retained KPMG as our independent registered public accounting firm for the year ending December 31, 2015, and we are asking stockholders to ratify that appointment. Although ratification by stockholders is not required, the Board is submitting the selection of KPMG to our stockholders as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of KPMG will attend the annual meeting in Tempe, Arizona, have an opportunity to make a statement and be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for the advisory approval of Proposal No. 4. Abstentions will have the same effect as a vote cast against Proposal No. 4, and broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 4.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2015

STOCKHOLDER PROPOSALS

If any stockholder would like to make a proposal at our 2016 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December [9], 2015 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock.

If any stockholder intends to present a proposal at the 2016 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 19, 2016 and no later than March 20, 2016. Any notice received prior to February 19, 2016 or after March 20, 2016 is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.

OTHER MATTERS

We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board of Directors may recommend.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2015

The proxy materials for the Company’s annual meeting of stockholders, including the 2014 annual report on Form 10-K and this proxy statement, are available over the Internet by accessing the Company’s website at http://nsit.client.shareholder.com/financials.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Annex A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSIGHT ENTERPRISES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Insight Enterprises, Inc., a corporation organized under and by virtue of the DGCL (the “Corporation”), has adopted the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”):

1. The name of the Corporation is Insight Enterprises, Inc.

2. The following amendments (collectively, the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) were duly adopted by resolution of the Board of Directors of the Corporation on [            ]. The Amendment was adopted by the stockholders of the Corporation at a meeting of stockholders duly called and held on May 19, 2015.

3. The Certificate of Incorporation is hereby amended by deleting Section 5 and inserting in lieu a new Section 5 to read as follows:

5. Classification and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

Until the election of directors at the 2016 annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2016 Annual Meeting, the directors in Class II having a term expiring at the 2017 Annual Meeting and the directors in Class III having a term expiring at the 2018 Annual Meeting. Commencing with the election of directors at the 2016 Annual Meeting, pursuant to Section 141(d) of the DGCL, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2017 Annual Meeting and the directors in Class II having a term that expires at the 2018 Annual Meeting. The successors of the directors who, immediately prior to the 2016 Annual Meeting, were members of Class I (and whose terms expire at the 2016 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2016 Annual Meeting, were members of Class II (and whose terms were scheduled to expire at the 2017 Annual Meeting) shall become members of Class I for a term expiring at the 2017 Annual Meeting; and the directors who, immediately prior to the 2016 Annual Meeting, were members of Class III (and whose terms were scheduled to expire at the 2018 Annual Meeting) shall be members of Class II for a term expiring at the 2018 Annual Meeting.

Commencing with the election of directors at the 2017 Annual Meeting, pursuant to Section 141(d) of the DGCL, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2018 Annual Meeting. The successors of the directors who, immediately prior to the 2017 Annual Meeting, were members of Class I (and whose terms expire at the 2017 Annual Meeting) shall be elected to Class I and the directors who, immediately prior to the 2017 Annual Meeting, were members of Class III (and whose terms were scheduled to expire at the 2018 Annual Meeting) shall become members of Class I for a term expiring at the 2018 Annual Meeting.

From and after the election of directors at the 2018 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2018 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the terms of the class in which such director shall have been elected or, following the termination of the division of directors into classes, each director so chosen shall hold office for a term expiring at the next annual meeting of stockholders held after his or her election as director and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten term of any incumbent director.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

4. The Certificate of Incorporation is hereby amended by deleting Section 6 and inserting in lieu thereof a new Section 6 to read as follows:

6. Removal of Directors. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) any director in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this [    ] day of May, 2015.

INSIGHT ENTERPRISES, INC.

By:
Name:
Title:

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/nsit

Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 18, 2015.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 18, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following proposals:

1. To approve an amendment to our amended and restated certificate of incorporation to declassify our Board of Directors

		☐	For	☐	Against	☐	Abstain

2. Election of three Class III Directors:	01 Timothy A. Crown	☐	For	☐	Against	☐	Abstain

	02 Anthony A. Ibargüen	☐	For	☐	Against	☐	Abstain

	03 Kathleen S. Pushor	☐	For	☐	Against	☐	Abstain

3. Advisory vote (non-binding) to approve named executive officer compensation		☐	For	☐	Against	☐	Abstain

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015		☐	For	☐	Against	☐	Abstain

Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS  THE BOARD  RECOMMENDS AND AT  THE DISCRETION OF  THE PROXY  HOLDERS ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INSIGHT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 19, 2015

5:00 p.m. British Summer Time

INSIGHT DIRECT (UK) LIMITED

The Atrium

1 Harefield Road

Uxbridge

UB8 1PH

United Kingdom

AND SIMULTANEOUSLY

9:00 a.m. Mountain Standard Time

INSIGHT CLIENT SUPPORT CENTER

910 West Carver Road

Tempe, AZ 85284

Insight Enterprises, Inc. 910 West Carver Road Tempe, AZ 85284	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4 and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK and STEVEN R. ANDREWS, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.

See reverse for voting instructions.